Exhibit 10.21

OFFICE LEASE

BETWEEN:

LOCATION 3 LIMITED

LANDLORD

AND

3407276 CANADA INC., Operating as

Bridgepoint Enterprises

TENANT

DATED:	20th day of July, 1999

BUILDING:	55 York Street
Toronto, Ontario

INDEX

1.	Term		1
2.	Definitions		1
3.	Rent		9
4.	Tenant’s Covenants		10
	(a)	Rent	10
	(b)	Additional Rent	10
	(c)	Use	10
	(d)	Waste	11
	(e)	Insurance	11
	(f)	Insurance Proceeds	12
	(g)	Use of Premises-Insurance	13
	(h)	Use of Premises - Cancellation of Insurance	13
	(i)	Landlord Not Liable	13
	(j)	Indemnification of Landlord	13
	(k)	Compliance with Laws	14
	(1)	Rules and Regulations	14
	(m)	Alterations	14
	(n)	Energy Conservation	15
	(0)	Repairs	15
	(p)	Damage by Tenant	15
	(q)	Electrical Facilities	16
	(r)	Abandonment	16
	(s)	Nuisance	16
5.	Landlord’s Covenants		16
	(a)	Quiet Enjoyment	16
	(b)	Heating, Ventilating and Air-Conditioning	17
	(c)	Cleaning	17
	(d)	Utility Services	17
	(e)	. Elevators	18
	(f)	Washrooms	18
	(g)	Maintain Building.	18
	(h)	Repairs	18
	(i)	Snow Removal	18
	(j)	Insurance	19
	(k)	Governmental Requirements	19
	(1)	Interruption of Services	19
6.	Payment of Taxes		20
7.	Calculation and Allocation of Allocable Taxes and Allocable Operating Expenses		22
8.	Additional Services		27
9.	Overholding		27
10.	Assigning and Subletting		27
11.	Damage and Destruction		29
12.	Leasehold Improvements and Trade Fixtures		30
13.	Ducts		32

Schedule A	- Description of Lands
Schedule B	- Rules and Regulations
Schedule C	- Floor Plan
Schedule D	- Supplemental Terms & Conditions

OFFICE LEASE

THIS LEASE made as of the 20th day of July, 1999.

IN PURSUANCE OF THE SHORT FORMS OF LEASES ACT

BETWEEN:

LOCATION 3 LIMITED

(hereinafter called the “Landlord”) OF THE FIRST PART - and-

3407276 CANADA INC., operating as

Bridgepoint Enterprises

(hereinafter called the “Tenant”)

OF THE SECOND PART

WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant, the Landlord hereby demises and leases to the Tenant, the Premises located on the third floor of the office building known as 55 York Street in the City of Toronto and more particularly described in the plans and description annexed as Schedule “A” to this lease (hereinafter called the “Premises”). The Rentable Area of the Premises is approximately Four thousand, one hundred and twenty one (4,121) square feet, subject to Architect’s verification, which shall be measured and calculated in accordance with subclause 2(s).

TERM 1.

TO HAVE AND TO HOLD the Premises for and during the term of ten (10) years to be computed from the 1st day of November, 1999, and from thenceforth next ensuing and fully to be completed on the 31st. day of October, 2009.

DEFINITIONS	2. Except as otherwise provided in this lease, the following terms, when used throughout this lease, shall have the meanings set out below:

(a) Additional Services shall mean and refer to the services and supervisions supplied by the Landlord referred to in clause 8 and to all other services of any nature or kind supplied by the Landlord to the Tenant in addition to those required to be supplied by the Landlord to the Tenant pursuant to this lease, save and except any services which the Landlord elects to supply to tenants generally, and the costs of which are included in Allocable Operating Expenses.

(b) Allocable Operating Expenses shall have the same meaning as is attributable to such term in clause 7 hereof.

(c) Allocable Taxes shall mean and refer to all taxes, rates, duties, levies (including without limitation, commercial concentration levies) and assessments whatsoever, whether municipal, parliamentary or otherwise levied, imposed or assessed against the Building, or from time to time levied, imposed or assessed in the future in lieu thereof, or for which the Landlord is liable including those levied, imposed or assessed for education, schools and local improvements, including any capital tax levied in respect of the Building or any part thereof and including all costs and expenses (including legal and other professional fees and interest and penalties or deferred payments) incurred by the Landlord in good faith in contesting, resisting or appealing any taxes, rates, duties, levies or assessments, but excluding:

(i) taxes and licence fees in respect of any business carried on by tenants and occupants of the Building, which taxes are herein sometimes collectively called Business Taxes and shall include without limitation the Business Taxes levied or assessed pursuant to die Assessment Act (Ontario);

(ii) income or profit taxes upon the income of the Landlord, franchise, corporate, estate, inheritance, succession, speculation or transfer tax or any other tax or impost of a personal nature charged to or levied upon the Landlord, to the extent that such taxes are not in future levied in lieu of such taxes, rates, duties, levies and assessments against the Building or upon the Landlord in respect thereof, which taxes are herein sometimes collectively called the Landlord’s Income Taxes; and

(iii) all taxes, rates, duties, levies and assessments (including Business Taxes) which the Landlord recovers from tenants under subclause 6(b) hereof and similar provisions of leases with other tenants, which taxes are herein sometimes collectively called Tenant’s Taxes.

(d) Architect shall mean the architect, engineer or surveyor from time to time appointed by the Landlord.

(e) Auditors shall mean and refer to a chartered accountant or a firm of chartered accountants licensed to practice as chartered accountants pursuant to the laws of the Province of Ontario, designated by the Landlord from time to time as Auditors.

(f) Building shall mean and refer to the lands, building and improvements constructed (or to be constructed) by or on behalf of the Landlord upon the lands and premises municipally known as 55 York Street in the City of Toronto and more particularly described in Schedule “A” annexed hereto.

(g) Building Administration Areas shall mean and refer to office space in the Office Premises used by the Landlord or its agents or employees for the management, maintenance or operation of the Building, which space would otherwise be rentable.

(h) Business Day shall mean and refer to any of the days from Monday to Friday inclusive of each week unless such day is a statutory holiday and such additional days as may be designated by the Landlord.

(i) Commencement Date shall mean and refer to the first day of the term.

(j) Cost of. Additional Services shall mean and refer to the Landlord’s total cost of providing Additional Services to the Tenant and without limiting the generality of the foregoing shall include the cost of all labour (including salaries, wages and fringe benefits) and material and other direct expenses incurred, the cost of supervision and other indirect expenses capable of being allocated thereto (such allocation to be made upon a reasonable basis) and all other out-of-pocket expenses made in connection therewith including amounts paid to independent contractors; the Cost of Additional Services shall also include an amount equal to fifteen percent (15%) of the Landlord’s total cost of providing Additional Services to the Tenant as outlined above (representing an agreed estimate of the expenses to the Landlord for management and indirect expenses incapable of being allocated).

(k) Fire Cross Over Corridors shall mean and refer to corridors connecting staircases on any floor of the Building constructed at any time pursuant to any regulation, requirement or request of the Fire Marshall of the municipality or of any other competent governmental authority, which are designated as Fire Cross Over Corridors by the Landlord

(1) Insured Damage shall mean and refer to that part of any damage occurring to the Premises of which the entire cost of repair (or the entire cost of repair other man a deductible amount properly includable in Allocable Operating Expenses) is actually recoverable by the Landlord under a policy or policies of insurance from time to time effected by the Landlord pursuant to subclause 50 or if to the extent that the Landlord has not insured and is deemed to be a co-insurer pursuant to such clause, would have been recoverable if the Landlord had effected insurance in respect of perils and to amounts and on terms for which it is by that clause . deemed to have insured. Where an applicable policy of insurance contains an exclusion for damages recoverable from a third parry, claims as to which the exclusion applies shall be considered Insured Damage only if the Landlord successfully recovers from the third party.

(m) Leasehold Improvements shall mean and refer to all items generally considered as leasehold improvements, including without limitation all fixtures, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant or any previous occupant of the Premises in the Premises or by or on behalf of tenants in other premises in the Building including all partitions however affixed and whether or not movable and all wall-to-wall carpeting.

(n) Life Safety Rooms shall mean and refer to office space in the Office Premises designated by the Landlord from time to time for the exclusive holding of controls installed to assist fire and emergency personnel, which space would otherwise be rentable.

(p) Move-In Period shall mean and refer to the period, if any, from the commencement of the term until the time when eighty percent (80%) of the Rentable Area of the Building has been leased to tenants who are required to pay rent to me Landlord by virtue of the readiness of the premises for occupation, or has been agreed to be leased to tenants who are so required to pay rent pursuant to any such agreement to lease.

(p) Normal Business Hours shall mean and refer to the hours from 8:00 A.M. to 6:00 P.M. and such other hours as may be designated by the Landlord on Business Days.

(q) Office Premises shall mean and refer to the portion of the Building which is designated as rentable office area by the Landlord from time to time.

(r) Proportionate Share shall mean and refer to the fraction which has as its numerator the Rentable Area of the Premises and as its denominator the Rentable Area of the Building.

(s) Rentable Area:

(i) as applied to any given floor, Rentable Area shall mean and refer to the area of any such floor measured from the inside surface of the glass line of exterior glazing without deduction for columns and projections necessary to the Building and including all areas within the floor except stairwells (unless installed for the exclusive benefit of a tenant), elevator shafts, flues, stacks, pipe shafts, vertical ducts and the walls enclosing them, Building Administration Areas and designated Fire Cross Over Corridors;

(ii) as applied to the Building, Rentable Area shall mean and refer to the aggregate of the Rentable Areas of each floor designated as Office Premises, excluding the area of the ground floor lobby and entrances, the areas of the Building used to house mechanical and other systems servicing the Building, Building Administration Areas, designated Fire Cross Over Corridors, Life Safety Rooms and areas designated by the Landlord as storage areas;

(iii) as applied to premises occupying the entire Rentable Area of any floor, Rentable Area shall mean and refer to the Rentable Area of such floor, and

(iv) as applied to premises occupying less than the entire Rentable Area of a floor, Rentable Area shall mean and refer to the Rentable Area of any such floor multiplied by a fraction the numerator of which is the area occupied or to be occupied by the Tenant measured from the inside surface of the glass line of exterior glazing to the inside finish of the corridor walls facing the Premises and to the centre of demising walls separating the Premises from adjoining premises without deduction for columns and projections necessary to the Building and the denominator of which is the total area actually occupied or available for occupation by the Tenant and other tenants on the floor measured in the same manner as the Premises.

The calculation of the Rentable Area of the Building, of any floor and of the Premises shall be adjusted from time to time to reflect any structural change in the Building or any change in use or function of any part of the Building.

(t) Shared Costs shall mean and refer to the cost of any services, facilities, utilities or other expenses that are available for the joint use of the Building and any other buildings adjacent to the Building or otherwise, that the Landlord, acting reasonably, allocates or attributes to the Building.

(u) Special Tenant Operating Expenses shall mean and refer to, for any given period, the excess, as reasonably determined by the Landlord, of any expenses incurred by the Landlord for such period relating to the Premises, which expenses would otherwise be Allocable Operating Expenses over what such expenses would have been but for the distinctive configuration of the Premises, or the distinctive nature of the operation of the Tenant’s business or the distinctive nature of any of the Tenant’s Leasehold Improvements, including but not limited to any excess of air conditioning, heating, lighting, water, electrical power, cleaning and security arrangements.

(v) Tenant when used with a capital “T” shall mean and refer to the Tenant, but where used with a small “t” and where the context so requires shall mean and refer to any individual, partnership, association, corporation or entity occupying any portion of the Building pursuant to a lease with the Landlord, an agreement to lease with the Landlord or pursuant to a sublease or agreement to sublease from any such person.

(w) Utility Charges and Service Costs shall mean the cost of:

(i) all electricity or other utilities supplied to the Premises;

(ii) standard fluorescent tubes, light bulbs and ballasts plus 15% thereof as an administrative-charge; and

(iii) cleaning, maintaining and servicing the electric light fixtures in the Premises plus 15% thereof as an administrative charge.

(x) Year shall mean and refer to a period of twelve months commencing on January 1 and ending on the next ensuing December 31 until changed pursuant to subclause 7(g).

RENT	3. (a) The Tenant shall pay to the Landlord as annual rent for the Premises yearly and every year during the said term the sum of $ of lawful money of Canada payable in equal monthly installments of $* each in advance on the first day of each and every month during the said term without any prior demand therefor and without any deduction, abatement or set-off whatsoever, except where provided under the terms of this lease. Such payments shall be made by cheque or money order payable to the Landlord or as it may direct from time to time, and shall be payable at such place in Canada as the Landlord may direct from time to time, and the first of such equal monthly installments of rent shall become due and payable on the Commencement Date. The rent is based upon an annual rate of$* per square foot of the Rentable Area of the Premises. As soon as reasonably possible after completion of construction of the Premises, the Landlord shall measure and calculate the Rentable Area of the Premises and only at such time shall any necessary adjustments in the rent and additional rent be made, which adjustments shall apply from the Commencement Date. *SEE SCHEDULE “D” ATTACHED HERETO.

PROVIDED that if the term hereof does not commence on the first day of the calendar month, rent for the broken part of the calendar month at the commencement of the said term shall be pro-rated at a rate per day equal to one-three hundred and sixty-fifth (l/365th) of the annual rents specified in this clause.

(b) It is the intent of the Landlord and the Tenant that the rent described above shall be net to the Landlord and that as additional rent the Tenant shall pay to the Landlord the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses in equal monthly installments in advance as more particularly hereinafter set forth, and to pay for Utility Charges and Service Costs, any Special Tenant Operating Expenses and any Additional Services as hereinafter set forth.

(c) If the Tenant occupies all or any portion of the Premises before the Commencement Date, the Tenant shall pay to the Landlord on the Commencement Date a rental in respect of the period from the date the Tenant so occupies any portion of the Premises to the Commencement Date, which rental shall be that percentage of the annual rent set out above, and that percentage of the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses for one calendar year which the number of days in such period is to 365. The Tenant shall be bound by all the terms, conditions and provisos of this lease during any such period of occupation prior to the Commencement Date.

(d) Provided that if due to the failure of the Landlord to complete construction or to make available the utility services which the Landlord is hereby obliged to furnish, the Premises or any part thereof are not ready for installation of the Tenant’s Leasehold Improvements on the Commencement Date of the said term, no part of the rent, or only the proportionate part thereof in the event that the Tenant shall occupy a part of the Premises, shall be payable by the Tenant until such time as the Premises are ready for the installation of the Tenants Leasehold Improvements, or until such time as the Premises would have been so ready but for any delay in completion caused by the Tenant’s delay in providing the information and plans described in subclause 4(m) hereof, or due to the Tenant’s failure to diligently complete Leasehold Improvements as set out in this lease and the full rent shall accrue only after such last mentioned date, and the Tenant hereby agrees to accept any such abatement of rent in full settlement of all claims which the Tenant might Otherwise have by reason of the Premises not being ready for installation of the Tenant’s Leasehold Improvements on the Commencement Date. A certificate of the Architect as to the date the said services were ready and available and construction completed or as to the date upon which the same would have been available and completed respectively but for the aforesaid failure or delay of the Tenant shall be conclusive and binding and rent in full shall become payable from such date.

(e) Taking possession of all or any portion of the Premises by the Tenant shall be conclusive evidence as against the Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession.

TENANT’S

COVENANTS	4. And the Tenant covenants with the Landlord:

Rent	(a) To pay rent and Additional Rent

Additional Rent	(b) To pay as Additional Rent its Proportionate Share of Allocable Operating Expenses in accordance with the provisions of clauses 6 and 7 hereof and to pay for Utility Charges and Service Costs, Special Tenant Operating Expenses and Additional Services as hereinafter set forth.

Use	(c) To use the Premises only for the purposes of an office for the conduct of the Tenant’s business and not to use or permit to be used the Premises or any part thereof for the purpose of a workshop or for the sale of goods or for any other purpose or business.

(d) Not to commit or permit, except as herein otherwise provided, any waste or injury to the Premises including the Leasehold Improvements and any trade fixtures therein, any loading of the floors thereof in excess of the maximum degree of loading contemplated by the design criteria, or any use or manner of use causing annoyance to other tenants and occupants of the Building.

Insurance	(e) That the Tenant shall, during the entire term hereof and during any period of occupation of the Premises prior to the Commencement Date, at its sole cost and expense, take out and keep in full force and effect and in the names of the Tenant, the Landlord and the mortgagees of the Landlord as their respective interests may appear, the following insurance:

(i) “all risks” insurance upon property of every description and kind owned by the Tenant, in the custody and control of the Tenant or for which the Tenant is legally responsible, is legally liable or which was installed by or on behalf of the Tenant (and which is located within the Building) including without limitation, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a Leasehold Improvement in an amount not less than the full replacement cost thereof, with coverage including but not limited to, the perils of fire and standard extended coverage including sprinkler leakage (where applicable), earthquake, flood and collapse. If there is a dispute as to the amount which comprises full replacement cost the decision of the Landlord or the mortgagee of the Landlord shall be conclusive;

(ii) business interruption insurance in such amount as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in subclause 4(eX0 above, when applicable, and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils;

(iii) public liability and property damage insurance including personal injury liability, contractual liability, nonowned automobile liability and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Tenant’s use of any part of the Building and which coverage shall include the activities and operations conducted by the Tenant and any other person on the Premises. Such policies shall be written on a comprehensive basis with limits of not less than Five Million Dollars ($5,000,000.00) for each occurrence involving bodily injury to any one or more persons, or property damage, and such higher limits as the Landlord or the mortgagees of the Landlord may reasonably require from time to time and all such policies shall contain a severability of interest clause and a cross-liability clause;

(iv) “all risks” tenant’s legal liability insurance for the full replacement cost of the Premises; coverage to include the activities and operations conducted by the Tenant and any other persons on the Premises; and

(v) any other form or forms of insurance as the Tenant or the Landlord or the mortgagees of the Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

Each policy required pursuant to this subclause 4(e) shall be in form and with insurers acceptable to the Landlord and shall name as insured the Landlord and anyone designated in writing by the Landlord. All property damage and public liability insurance shall contain a provision for cross-liability and severability of interests as between the Landlord and the Tenant. Each such policy shall contain a waiver of any rights of subrogation which the insurers of the Tenant may have against the Landlord and those for whom the Landlord is in law responsible whether the damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is so responsible. Such policies shall contain an endorsement requiring the insurers under such policies to notify the Landlord in writing at least sixty days prior to any material change or cancellation thereof and a waiver in favour of the Landlord and any mortgagee of the Landlord of any breach of warranty clause such that the insurance policies in question shall not be invalidated in respect of the interests of the Landlord and any mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in such policies and also a clause stating mat the Tenant’s insurance policy will be considered as primary insurance and shall not call into contribution any other insurance that may be available to the Landlord. The Tenant shall furnish to the Landlord prior to the commencement of the term certified copies of all such policies for its acceptance, as aforesaid, and shall provide written evidence of the continuation of such policies not less than ten days prior to their respective expiry dates. The cost of premiums for each and every such policy shall be paid by the Tenant If the Tenant fails to maintain such insurance, the Landlord shall have the right, but not the obligation, to do so, and to pay the cost of premium therefor, and in such event the Tenant shall repay to the Landlord, as Additional Rent, forthwith on demand the amount so paid plus fifteen percent (15%) thereof as an administrative charge.

Insurance Proceeds	(f) That in the event of damage or destruction to the Leasehold Improvements in the Premises covered by insurance required to be taken out by the Tenant pursuant to subclause 4(e), the Tenant will use the proceeds of such insurance for the purpose of repairing or restoring such Leasehold Improvements. In the event of damage to or destruction of the Building entitling the Landlord to terminate this lease pursuant to subclause 11(b) hereof, then if the Premises have also been damaged, the Tenant will pay to the Landlord all of its insurance proceeds relating to the Leasehold Improvements in the Premises.

Use of Premises - Insurance	(g) That neither the Tenant nor its officers, directors, agents; servants, licensees, concessionaires, assignees or subtenants shall bring on to the Premises nor do or omit or permit to be done or omitted upon or about the Premises anything which shall cause the rate of insurance payable by the Landlord upon the Premises or the Building or a part thereof or its contents to be increased and if the said rate of insurance shall be increased by reason of the use made of the Premises or by reason of anything done or omitted or permitted to be done or omitted by the Tenant or its officers, directors, agents, servants, licensees, concessionaires, assignees or subtenants or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall pay to the Landlord forthwith upon demand the amount of such increase without prejudice to the Landlord’s rights to terminate this lease and re-enter the Premises for breach of this covenant

Use of Premises Cancellation of Insurance	(h) That if any policy of insurance upon the Building or any part thereof or the contents shall be canceled or refused to be renewed or granted by an insurer by reason of the use or occupation of the Premises or any part thereof by the Tenant or by any one of its officers, directors, agents, servants,, licensees, concessionaires, assignees, subtenants or by anyone permitted by the Tenant to be upon the Premises, the Tenant shall forthwith upon demand remedy or rectify such use or occupation and if the Tenant shall fail to do so forthwith the Landlord may at its option terminate this lease by leaving upon the Premises notice in writing of such termination and the Tenant shall immediately deliver up possession of the Premises to the Landlord and the Landlord may re-enter and take possession of the Premises and Tenant shall thereupon pay all rent and any other payment for which the Tenant is liable under this lease, apportioned to the date of such termination, together with all losses, damages or costs of any kind arising out of the Tenant’s breach of this provision or the termination of this lease under this subclause.

Landlord Not Liable	(0 That the Landlord shall not be liable for any bodily injury or death of, or loss or damage to any property belonging to the Tenant or its employees, invitees or licensees or any other person in, on or about-the Building unless resulting from the actual fault, privity or negligence of the Landlord.

Indemnification of Landord

(j) That the Tenant shall indemnify the Landlord and save it harmless from and against any and all loss (including loss of rentals payable by the Tenant pursuant to this lease), claims, actions, damages, liability and expense in connection with loss of life, personal injury or damage to property arising from any occurrence in, upon or at the Premises, or the occupancy or use by the Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its agents, contractors, employees, servants, licensees, concessionaires or invitees or by anyone permitted to be on the Premises by the Tenant In case the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with such litigation.

Compliance with Laws	(k) To comply promptly, at its own expense, with and conform to the requirements of all applicable statutes, laws, by-laws, regulations, ordinances and orders of any municipal, federal, provincial or other governmental authority at any time in force during the term hereof and affecting the occupation or use of the Premises, or affecting the condition, equipment or use of the Leasehold Improvements, trade fixtures, furniture, equipment installed in the Premises or affecting the making by the Tenant of any repairs, changes or improvements in the Premises. If the Tenant should default under the provisions of this subclause, the Landlord may, without prejudice to its rights to terminate this lease or to reenter the Premises for breach of covenant contained in this subclause, comply with any such requirements aforesaid and the Tenant shall forthwith pay all costs and expenses incurred by the Landlord in this regard and the Tenant agrees that all such costs and expenses shall be recoverable by the Landlord as if the same were additional rent reserved and in arrears under this lease.

Rules and Regulations	(1) To observe and perform and to cause its employees, invitees and others over whom the Tenant can reasonably be expected to exercise control to observe and perform, the rules and regulations attached as Schedule “B” hereto and such further and other reasonable rules and regulations and amendments and changes therein as may hereafter be made by the Landlord and notified to the Tenant, except that no change may be made that is inconsistent with this lease unless the Tenant consents thereto; the rules and regulations as from time to time amended, are not necessarily of uniform application, but may be waived in whole or in part in respect of other tenants without affecting their enforceability with respect to the Tenant and the Premises and may be waived in whole or in part with respect to the Premises without waiving them as to future application to the Premises; and the imposition of such rules and regulations shall not create or imply any obligation of the Landlord to enforce them or create any liability of the Landlord for their non-enforcement

Alterations

(m) That the Tenant shall not make any alteration, addition or improvement or construct or place any Leasehold Improvements therein without first submitting the plans and specifications (including materials to be used) thereof to the Landlord and without first obtaining the approval in writing thereof of the Landlord, such approval not to be unreasonably withheld. Any erection, addition or improvement placed upon the Premises shall be subject to all the provisions of this lease, and if removed as hereinafter provided, the Tenant shall repair all damage caused by the installation and removal thereof. The Landlord may from time to time prepare and distribute to the Tenant design criteria setting forth the

Landlord’s usual standards for the obtaining of approval for any such alteration, addition, improvement, construction or placing by the Tenant, but such design criteria shall not prejudice the Landlord’s right to refuse consent and shall not relieve the Tenant from the obligation to obtain the approval of the Landlord for any such activity.

Energy Conservation	(n) To comply with reasonable measures introduced by the Landlord or measures introduced by legislative authority from time to time in the interest of energy conservation and to control Allocable Operating Expenses whereby the Landlord may by the use of a pulse or other system turn out or reduce all lighting in the Office Premises except emergency lighting and lighting which the Tenant may separately control by local switching for the Premises (the Landlord to communicate from time to time to the Tenant the schedule for the use of such a system) and reduce energy consumption in the Office Premises, provided that if the Tenant does not participate in such approved measures with respect to the Premises, the Tenant may be required to pay, as Special Tenant Operating Expenses, for the additional energy consumed in the Premises or the Office Premises as a result of its not participating in such measures

Repairs	(o) That the Tenant shall repair, reasonable wear and tear and damage by fire, lightning, tempest, standard extended coverage insurance perils, structural defects and weakness only excepted; but this obligation shall not extend to structural members or to exterior glass or to repairs which the Landlord would be required to make pursuant to subclause 5(h) but for the exclusion therefrom of defects not sufficient to impair the Tenant’s enjoyment of the Premises while using them in a manner consistent with this lease; if the Premises occupy the entire Rentable Area of any floor of the Building, the Tenant shall repair as aforesaid and maintain any washrooms for which the Tenant has exclusive use on any such floor. The Landlord or its agent at all reasonable times during the term may enter the Premises to inspect the condition thereof, where an inspection reveals repairs are necessary and required by the lease to be done by the Tenant, the Landlord shall give the Tenant notice in writing and thereupon the Tenant shall within five (S) days from the delivery of the notice, make or commence making and diligently proceed with the necessary repairs in a good and workmanlike manner; if the Tenant fails to repair after receiving notice as aforesaid the Landlord may commence or complete the necessary repairs and any expenses so incurred by the Landlord plus 15% thereof as an administrative charge shall be recoverable by the Landlord as if the same were additional rent reserved and in arrears.

Damage by Tenant	(p) That if any part of the Building, including exterior glass and the systems for interior climate control and for the provision of utilities, becomes out of repair, damaged or destroyed through the negligence of or misuse by the Tenant or its employees, agents, invitees or others under its control, the expense of repairs or replacements thereto necessitated thereby, plus 15% thereof as an administrative charge, shall be reimbursed to the Landlord by the Tenant promptly upon demand save in respect of Insured Damage.

Electrical Facilities	(q) That the Tenant shall not install or use any electrical or other equipment or electrical arrangement which may overload the electrical or other service facilities unless it does so with the express written consent of the Landlord and at its own expense makes whatever changes are necessary to comply with the reasonable and lawful requirements of the Landlord’s insurance underwriters and governmental authorities having jurisdiction and in any event the Tenant shall make no changes until it first submits the plans and specifications for the same to the Landlord and obtains the Landlord’s written approval for such plans and specifications, which approval will not be unreasonably withheld.

Abandonment	(r) In the event that the Premises shall become vacant or be abandoned or not be used for the purpose aforesaid and remain so for a period of four (4) days or if the Premises shall be used by any other person or persons than the Tenant or for any other purpose than that for which the same were let,, without the written consent of the Landlord, then the installments of rent accruing due during the next ensuing three (3) months shall immediately become due and payable to the Landlord and the Landlord, in addition to any other remedies which it may have, shall have the right to enter the Premises as agent of the Tenant, either by force or otherwise without being liable for any prosecution therefor, and to relet the Premises as agent of the Tenant, and to receive the rent therefor to be applied on account of the rent payable hereunder, or the Landlord may, at its option, terminate this lease, or the Landlord may re-enter and take possession of the Premises and notwithstanding the foregoing obligation to pay the rent accruing due during the next ensuing three months, the Tenant shall continue to be liable to the Landlord for the rent reserved hereby for the balance of the term and the Tenant shall also be liable to the Landlord for any and all loss occasioned by reason of such abandonment, vacating or improper use of the Premises.

Nuisance	(s) That the Tenant shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load of electrical circuits or otherwise) and shall not cause any undue vibration, heat or noise.

LANDLORD’S COVENANTS	5. And the Landlord covenants with the Tenant

Quiet Enjoyment	(a) If the Tenant pays the rent and additional rent and other sums herein provided, and observes and performs all the terms, covenants and conditions on the Tenants part to be observed and performed, the Tenant shall be entitled to peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by the Landlord, or any other person lawfully claiming by, through or under the Landlord subject, nevertheless, to the terms, covenants and conditions of this lease.

Heating, Ventilating and Air Conditioning	(b) To maintain in the Premises conditions of reasonable and comfort during Normal Business Hours in accordance with standards interior climate control generally pertaining at the date of this lease applicable to normal occupancy of premises for office purposes, such conditions to be maintained by means of a system for heating and cooling, humidifying and dehumidifying, filtering and circulating air and processed air. The Landlord shall not be responsible for any inadequacy of performance of the said system if the number of persons per square foot of floor area or the amount of electrical power consumed in the Premises exceeds the guidelines set out in the Landlord’s design criteria, or if the Tenant installs partitions or other installations in locations which interfere with the proper operation of the system of interior climate control, or if the window coverings on exterior windows are not kept fully closed while the windows are exposed to direct sunlight. If the use of the Premises does not accord with the aforementioned requirements and changes in the system are (in the reasonable opinion of the Landlord) desirable to accommodate such use the Landlord may make such changes and the entire expense of such changes plus 15% thereof as an administrative charge will be reimbursed by the Tenant to the Landlord and shall be recoverable by the Landlord as if the same were additional rent reserved and in arrears. If, in the opinion of the Landlord, such changes result in maintenance costs or operating costs in excess of .those which would have occurred had such changes not been made, the Landlord may estimate the amount of such excess on a reasonable basis and such amount shall be a Special Tenant Operating Expense.

Cleaning	(c) To provide janitorial and cleaning services, including outside window washing, to the Building including the Premises and common areas of the Building consisting of the services to be rendered substantially in accordance with the standards of office buildings of a similar type in the same municipality at the date of this lease. It is agreed by the Tenant that any janitor or cleaning services (including outside window washing) which the Landlord shall provide to the Premises in addition to those described above, shall be Additional Services. It is further agreed that the Landlord shall not be responsible for any act or omission on the part of any person or persons employed to perform such work and shall not be responsible for any loss or damage occasioned by any of such persons.

Utility Services

(d) To bring electrical and telephone service to the floor on which the Premises are situate, and to provide water to washrooms available for the Tenants use. To furnish electricity to the Premises for lighting and for office equipment capable of operating from the circuits available and standard to the Office Premises and the Landlord shall replace from time to time in accordance with some reasonable procedure to be determined by the Landlord the electric light bulbs, tubes and ballasts installed in lighting fixtures standard to the Office Premises, as described in any design criteria distributed by the Landlord to the Tenant If the lighting fixtures installed in the Premises are not in accordance with any design criteria delivered by the Landlord, the Landlord may charge the Tenant, as a Special Tenant Operating Expense, for any amount estimated by the Landlord on a reasonable basis to be the excess of the cost of replacing non-standard bulbs, tubes and ballasts over what the cost would have been if the lighting fixtures in the Premises had been standard to the Office Premises as aforesaid. The Landlord may from time to time establish a reasonable procedure (and, in that event, shall notify the Tenant) to determine whether the use by the Tenant of electricity is in excess (on a per square foot basis) of the normal office consumption in the Building or outside Normal Business Hours and, if so, may charge the Tenant for the cost of the excess as a Special Tenant Operating Expense. If the Tenant is unsatisfied with such procedure and desires the installation of a separate electricity consumption meter, any installation that may be agreed to by the Landlord shall be at the expense of the Tenant and remain as a Leasehold Improvement.

Elevators	(e) To furnish, except when repairs are being made, passenger elevator service during Normal Business Hours; operatorless automatic elevator service, if used, shall be deemed elevator service within the meaning of this subclause; and to permit the Tenant and the employees of the Tenant to have the free use of such elevator service in common with others, but under no circumstances shall the Landlord be held responsible for any damage, loss or injury happening to any person or property while using the same or occasioned to any person or property by any elevator or any of its appurtenances. All deliveries to the Premises shall be made by the elevator designated by the Landlord during hours prescribed therefor by the Landlord.

Washrooms	(f) To provide washrooms and to give the Tenant and the Tenants employees and all other persons authorized by the Tenant in common with others entitled thereto the right to use the washrooms so provided.

Maintain Building	(g) To operate and maintain the Building, so that the premises shall be suitable for the purpose for which they are hereby leased, but not to maintain anything which under the provisions of this lease is the obligation of the Tenant

Repairs	(h) Subject to the provisions of subclause 4(o) hereof, to keep the Building and the structural members or elements of the Premises in a good and reasonable state of repair and to repair defects in construction performed or installation made by the Landlord to the Building if, and to the extent that such defects impair the enjoyment of the Premises by the Tenant using them in a manner consistent with this lease; provided that the Landlord shall not be required to repair Leasehold Improvements unless and to the extent that damage to any Leasehold Improvements is caused by the negligence of the Landlord.

Snow Removal	(i) Whenever reasonably required, to remove ice and snow from any sidewalks, driveways, private walks or parking lot appurtenant to the Building.

Insurance	(j) To insure and keep insured the Building and all improvements and installations made by the Landlord in the Premises (other than improvements made in the Premises on behalf of the Tenant or any previous occupant of the Premises) against loss or damage by fire, lightning, tempest and such other standard extended coverage insurance perils as are normally entered into from time to time during the term by owners of similar buildings in the same municipality for such an amount as in the opinion of the Landlord is necessary to protect the Landlord against such loss or damage and on such terms and with such insurer as the Landlord may in its absolute discretion determine; it is further agreed that the Landlord shall not be liable:

(i) for any damage (other than Insured Damage) which is caused by steam, water, rain or snow which may leak into, issue or flow from any part of the Building, or from the pipes or plumbing works, including the sprinkler system, or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or of sprinkler heads or for any damage caused by anything done or omitted by any other tenant;

(ii) for any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by it to perform janitor services, security services, supervision or any other work in or about the Premises or the Building; or

(iii) for loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of the Tenant.

Governmental Requirements	(k) The Landlord shall be deemed to have observed and performed the terms and conditions to be performed by the Landlord under mis lease, including those relating to the provision of utilities and services, if in so doing it acts in accordance with a directive, policy or request of a governmental or quasi-governmental authority serving the public interest in the fields of energy, conservation or security.

Interruption of Services	(1) Provided that the Landlord shall have the right to stop the use of the facilities and the supply of the services mentioned in this clause 5 when necessary by reason of accident or during the making of repairs, alterations or improvements to any of the said services or facilities which-the Landlord in his absolute discretion deems necessary or desirable until the said repairs, alterations or improvements shall have been completed to the satisfaction of the Landlord, but the Landlord shall make such repairs, alterations or improvements with all reasonable speed; the Landlord shall not be liable for failure to operate any of the said facilities or supply any of the said services during any such stoppage as aforesaid, or for any period of time that the Landlord is prevented from operating any such facilities or supplying any such services by reason of strike, by order or regulation of any governmental authority or agency, or failure of electric current, steam or water supply necessary to the operation of any such facility or the supply of any such service or by the failure to obtain any such supply with the exercise of reasonable diligence or by any other cause beyond the Landlord’s reasonable control.

PAYMENT OF TAXES	6. (a) The Landlord covenants with the Tenant to pay all Allocable Taxes.

(b) The Tenant covenants with the Landlord to pay promptly when due to the taxing authority or authorities having jurisdiction, all taxes, rates, duties, levies, and assessments whatsoever, whether municipal, parliamentary or otherwise, levied, imposed or assessed in respect of any and every business carried on in the Premises by the Tenant, subtenants, licensees or other occupants of the Premises or in respect of the use or occupancy thereof, including license fees and Business Taxes levied or assessed pursuant to the Assessment Act, R.S.O. 1980 c. 31. The Tenant further covenants with the Landlord to pay to the Landlord promptly on demand therefor by the Landlord an amount equal to any of the following taxes the Landlord may determine to recover from the Tenant and any amounts so paid by the Tenant to the Landlord (and from all other tenants under corresponding clauses of other leases) shall be excluded in the determination of Allocable Taxes:

(i) all taxes charged in respect of all Leasehold Improvements and trade fixtures and all furniture and equipment made, owned or installed by or on behalf of the Tenant in the Premises; and

(ii) if by reason of the act, election or religion of the Tenant or any subtenant, licensee or occupant of the Premises, the Premises or any part of them shall be assessed for the support of separate schools, the amount by which the taxes so payable exceed those which would have been payable if the Premises had been assessed for the support of public schools. Notwithstanding any other provisions of this lease, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, or any other taxes imposed on the Landlord or the Tenant with respect to the rent (annual rent, additional rent or any other amounts payable by the Tenant to the Landlord hereunder) payable by the Tenant to the Landlord under this lease, or in respect of the rental of space under this lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise (hereinafter individually and collectively called “Sales Taxes”). The amount of the Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable to the Landlord under, the terms of this lease or upon demand or at such other time or times as the Landlord from time to time determines. Despite any other provisions of this lease, the amount payable by the Tenant under this paragraph shall be deemed not to be rent, but the Landlord shall have all of the same remedies for and rights of recovery of such amount as it has for recovery of rent under this lease.

(c) The Landlord may postpone payment of any taxes payable by it and the Tenant may postpone payment of any taxes, rates, duties, levies and assessments payable by it hereunder directly to a taxing authority in each case to the extent permitted by law and if prosecuting in good faith an appeal against the imposition thereof and provided in the case of a postponement by the Tenant that if the Building or any part thereof or the Landlord shall have become liable to assessment, prosecution, fine or other liability, the Tenant shall give security to the Landlord in a form and in an amount reasonably satisfactory to the Landlord in respect of such liability and such undertakings as the Landlord may reasonably require to ensure payment thereof.

(d) Where the determination of any taxes depends upon an apportionment of an assessment which has not been made by the taxing authority or authorities having jurisdiction, the Landlord may determine the same. Any determinations so made by the Landlord shall be binding upon the Tenant unless shown to be unreasonable or erroneous in some substantial respect

(e) Notwithstanding the foregoing, in the absence of any separate assessment of Leasehold Improvements or trade fixtures (if assessable), furniture or equipment of the Tenant referred to in item CO of subclause 6(b) or of other tenants, the Landlord may elect not to make a determination thereof and may from time to time waive payment of amounts which would otherwise be payable by the Tenant under that item (and by other tenants under comparable provisions of other leases of premises in the Building), in which event such amounts shall form part of Allocable Taxes, without prejudice to the right of the Landlord to make any such determination in the future, either generally or in the case of the Tenant or any other tenant where the value of such Leasehold Improvements, trade fixtures, furniture or equipment is unusually large, with the intent mat the enforcement or non-enforcement of the said item (and any like provisions in other leases) shall not operate as to impose any substantial inequity against tenants including the Tenant

(f) Whenever requested by the Landlord, the Tenant will deliver to it receipts for payment of all taxes, rates, duties, levies and assessments payable by the Tenant directly to a taxing authority or authorities and furnish such other information in connection therewith as the Landlord may reasonably require. -•

(g) The Tenant agrees that it will not conduct any appeal from any governmental assessment or determination of the value of the Building or any portion thereof whether or not the assessment or determination affects the amount of tax to be paid by the Tenant The Tenant shall instead rely upon the Landlord to conduct any such appeal in the interest of all occupants of the Building and the Landlord agrees that it will do so (with the expense to be included in Allocable Operating Expenses) if the appeal in the opinion of the Landlord would be reasonably likely to attain a favourable result, but the Landlord shall in no event be responsible or liable to the Tenant for any act or failure to act regarding any such appeal unless such act or omission was committed in bad faith.

CALCULATION AND

ALLOCATION OF

ALLOCABLE AND

ALLOCABLE

OPERATING EXPENSES	7. (a) Allocable Operating Expenses shall mean and refer to the total amounts incurred, paid or payable, whether by Landlord or by others on behalf of the Landlord, for the management, maintenance and operation of the Building, such costs and expenses to include without limitation:

(i) the total annual costs of insuring the Building and all property in the Building owned by the Landlord or for which the Landlord is legally liable, with such forms of coverage and in such amounts as the Landlord, or its mortgagees (including a trustee for bondholders) may, from time to time determine, including, without limitation, insurance against

(A) any risks of physical loss or damage to the property of the Landlord on a replacement cost basis;

(B) boiler, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus insurance on a broad form blanket cover repair and replacement basis;

(C) loss of insurable gross profits attributable to all perils insured against by the Landlord or commonly insured against by prudent landlords;

(D) third party liability hazards, including the exposure to personal injury, bodily injury, and property damage on an occurrence basis, and including insurance for all contractual obligations and covering also boiler, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus actions of all authorized employees, subcontractors and agents while working on behalf of the Landlord; and

(E) any other form or forms of insurance as the Landlord or its mortgagees (including a trustee for bondholders) may reasonably require from time to time for insurable risks and in amounts against which a prudent landlord would protect himself.

(ii) costs and premiums paid for warranties and guarantees;

(iii) complete maintenance, janitorial and cleaning services for the Building, including grounds maintenance, snow removal window cleaning, garbage and waste collection and disposal, and the cost of operating and maintaining any merchandise holding and receiving areas and truck docks;

(iv) elevator maintenance, lighting, public and private utilities, including water and electricity (not otherwise chargeable to any tenant of the Building), together with the cost of energy management programs;

(v) policing, supervision and security services;

(vi) salaries of all personnel employed to carry out maintenance and service operations, including contributions towards usual fringe benefits, unemployment insurance, pension plan contributions and similar contributions;

(vii) the cost to the Landlord of the rental of any equipment and the cost of building supplies used by the Landlord in the maintenance and operation of the Building;

(viii) costs of heating, air-conditioning and ventilation of the Building;

(ix) legal fees as reasonably attributable to the daily operations of the Building but excluding legal fees otherwise recoverable and legal fees for lease enforcement and leasing of the Building;

(x) audit fees in connection with the calculations referred to in this lease;

(xi) any expenses, fees, rentals, costs, and disbursements incurred by or on behalf of tenants with whom the Landlord may from time to time have agreements whereby such tenants perform any cleaning, maintenance, or...other work or services ordinarily performed by the Landlord, and which expenses if incurred by the Landlord would ordinarily be included in Allocable Operating Expenses;

(xii) the total charges of any independent contractors employed in the care, maintenance, cleaning or operation of the Building;

(xiii) Shared Costs;

(xiv) the value of services not reflecting a direct cost to the Landlord including the rental value of Building Administration Areas, Life Safety Rooms and designated Fire Cross Over Corridors;

(xv) depreciation or amortization of:

(A) the costs and expenses, including repair and replacements, of all maintenance and cleaning equipment and master utility meters;

(B) the costs and expenses incurred for repairing or replacing all other fixtures, equipment and facilities serving or forming part of the Building (including, without limitation, the heating, ventilating and airconditioning and climate control systems serving the Building) which by their nature, require periodic or substantial repair or replacement, unless they are charged fully in the Year in which they are incurred, in accordance with sound accounting principles; and

(C) the costs of improvements properly charged to capital account and amortized over their useful life, as determined by the Landlord in accordance with sound accounting principles, if one of the purposes thereof is to reduce energy consumption, or to reduce Allocable Operating Expenses, or if any of such improvements is required by any governmental authority or regulation.

(xvi) the cost of any fee paid to any property manager or property management firm who has contracted with the Landlord to provide property management services for the Building; if the Landlord does not enter into an agreement with a property manager or property management firm, in computing Allocable Operating Expenses there shall be specifically included a fee of an amount equal to the fee customarily charged by property management firms for the management of similar office buildings in the same municipality, which amount is hereby agreed to represent the Landlord’s cost of providing property management services to the Building.

If the Building is not fully occupied for any period within the Term, the Allocable Operating Expenses shall be adjusted to reflect full occupancy.

(b) Notwithstanding the provisions of subclause 7(a) hereof, Allocable Operating Expenses shall not include the following:

(i) any administrative wages and salaries or any other general and administrative overhead of the Landlord or commission, advertising costs, or legal expenses in connection with leasing the Building or any part thereof;

(ii) all Costs of Additional Services actually received from tenants and all other sums actually received from tenants (other than rent, Allocable Taxes and Allocable Operating Expenses) to the extent that the amounts so recovered relate to costs included in Allocable Operating Expenses;

(Hi) all insurance premiums reimbursed by any tenant of the Building;

(iv) any amount paid as a fine or a penalty as a result of the violation of law, provided such violation of law was not caused by or contributed to by the Tenant, or the payment of which constitutes a violation of law, or the reimbursement of which would constitute a violation of law,

(v) expenses incurred by the Landlord in respect of charges directly chargeable to other tenants of the Building including electricity used by other tenants of the Building for lighting or for the operation of business equipment and machinery, within such tenants’ premises, or with respect to the repair of damage to the Building, all to the extent that the Landlord receives reimbursement or is entitled to receive reimbursement therefor by other tenants of the Building or from the proceeds of insurance;

(vi) the expenses incurred by the Landlord in respect of installation of other tenants’ Leasehold Improvements;

(vii) interest and principal on mortgages and capital cost allowance on the Building;

(viii) costs of alterations of the Premises or of the premises of other tenants and corresponding costs as to premises occupied or to be occupied by the Landlord, except as they relate to premises occupied by the Landlord in the performance of its function as Landlord of the Building; and

(ix) subject to subclause 7(aXxv), costs of capital improvements, capital replacements and other expenses properly chargeable to capital account

(c) The Landlord shall determine from time to time the Rentable Area of the Premises and of the Building and shall determine from time to time the Tenant’s Proportionate Share. If the Tenant does not dispute the Landlord’s determination of the Rentable Area or of the Tenant’s Proportionate Share within three (3) months of receipt of notice of such determination, the Tenant shall be deemed to accept the accuracy of such determination and the Tenant shall not be entitled to dispute its amount of its Proportionate. Share of Allocable Taxes and Allocable Operating Expenses on the grounds of any error or inaccuracy in the determination of Rentable Area of the Building and the determination so made by the Architect shall be binding upon the Landlord and the Tenant The cost of the preparation of the certificate of measurement by the Architect shall be at the expense of the Tenant It is understood and agreed that the determination of the Tenant’s Proportionate Share may be recalculated by the Landlord from time to time to reflect changes in the Rentable Area of the Building, of the Premises or of other premises.

(d) Insofar as the determination of Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses is dependent upon calculations other man area measurement, the same shall be binding upon the Tenant In the event that the Tenant requests that an audited statement of the calculations be submitted, the Landlord shall have prepared such audited statement, the cost of which shall be payable by the Tenant Any expenses not directly incurred by the Landlord but which are included in Allocable Operating Expenses may be estimated by the Landlord on whatever reasonable basis the Landlord may select

(e) Prior to the commencement of the term and to the commencement of each Year thereafter, the Landlord may estimate the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses for the ensuing Year and shall notify the Tenant in writing of the estimate. The amount so estimated shall be payable in equal monthly installments in advance over the Year, each installment being payable on each monthly rental payment date as provided in subclause 3(a). From time to time during a Year the Landlord may re-estimate the amount of the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses for the Year, in which event the Landlord shall notify the Tenant in writing of the re-estimate and shall fix monthly installments for the then remaining balance of such Year.

(f) When the necessary information becomes available, the Landlord shall recalculate the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses for each Year referred to in subclause 7(e). The Landlord and the Tenant shall expeditiously make between them any readjustment which such recalculation may show to be necessary, so mat the Tenant shall be credited for any overpayment or debited for any deficiency. Neither party may claim a readjustment in respect of the Tenant’s Proportionate Share of Allocable Taxes or Allocable Operating Expenses based upon any error of estimation, determination or calculation thereof unless claimed in writing prior to the expiration of six months after the date on which the Tenant has been notified of the recalculation referred to herein, other than any claim for readjustment based upon other matters, including without limitation the outcome of litigation or negotiation affecting expenses which constitute component parts of the Allocable Taxes or Allocable Operating Expenses.

(g) In the event that the Landlord shall change its accounting system or procedures so that it shall become more convenient for the provisions of subclauses 7(e), 7(f) and 7(h) to be administered on the basis of some twelve (12) month period other than one ending on December 31, then the Landlord may determine upon not less than six (6) months written notice to the Tenant and other tenants that such provisions of this lease and comparable provisions of other leases of premises in the Building shall be so administered and after the expiry of the notice period, subclauses 7(e) and 7(f) and 7(h) shall be and be deemed to be appropriately amended to that end.

(h) Notwithstanding the preceding provisions of this clause, during the Move-In Period, the Tenant shall reimburse the Landlord for.

(i) those expenses which, in the reasonable determination of the Landlord relate directly to the occupancy by the Tenant of the Premises, such as cleaning expenses and expenses for the supply of utility services to the Premises. In arriving at the Tenants expenses, the Landlord shall allocate the relevant expenses among the Tenant and other tenants in such manner as the Landlord may reasonably determine. During the Move-In Period the Tenant shall also pay for Additional Services and for its Proportionate Share of Allocable Operating Expenses’, and (ii)those taxes (“Tenant’s Move-In Taxes”) included in the definition of Allocable Taxes which constitute the Tenant’s share of all such taxes levied, imposed or assessed with respect to each Year or broken portion thereof during the Move-In Period that would not have been so levied, imposed or assessed but for the occupancy by the Tenant and other tenants of premises in the Building. The Landlord shall determine in respect of each such year or broken portion thereof the aggregate amount of such taxes, and the Tenant’s Move-In Taxes shall be ascertained in such manner as the Landlord may reasonably determine.

ADDITIONAL SERVICES	8. If the Tenant wishes any Additional Services to be performed in or relating to the Premises, it shall so advise the Landlord in writing and the Landlord shall have the right, but not the obligation, to perform any such Additional Services. If the Landlord performs any such Additional Services, the Tenant shall pay the Cost of Additional Services so performed forthwith upon receipt of the invoice therefor from the Landlord. If the Landlord does not wish to exercise its rights to perform any Additional Services, the Tenant shall not cause any such Additional Services to be performed by any person unless and until he has obtained the consent of the Landlord in writing to the performance of such Additional Services by such person, such consent not to be unreasonably withheld.

OVERHOLDING	9. If the Tenant shall continue to occupy the Premises after the expiration of the term of this lease, with the consent of the Landlord and without any further written agreement, the Tenant shall be a monthly tenant at a monthly rental equal to one hundred and twenty percent of the monthly installments of rent payable hereunder during the term hereby granted or any renewal thereof, such rental to be payable in advance on the first day of each and every month and such monthly tenancy to be upon the terms and conditions and subject to all other charges and amounts payable as set out herein except as to length of tenancy.

ASSIGNING SUBLETTING	10. (a) The Tenant agrees that the Tenant will not assign this lease in whole or in part, nor sublet all or any part of the Premises, without the prior written consent of the Landlord in each instance, which consent may not be unreasonably withheld. Without limiting the generality of the foregoing, no assignment or sublease shall be effective and no consent shall be given unless the following provisions have been complied with:

(i) there is not existing any default hereunder on the part of. the Tenant;

(ii) the Tenant shall have given written notice of the making of such assignment or sublease and the effective date thereof within thirty (30) days after the execution and delivery thereof;

(iii) a duplicate original of such assignment or sublease shall be given to the Landlord within thirty (30) days after the execution and delivery thereof; and

(iv) the assignee or sublessee has assumed in writing with die Landlord the due and punctual performance and observance of all the agreements, provisions, covenants and conditions hereof on the Tenant’s part to be performed or observed from and after the execution and delivery of such assignment

(b) In the event that the Tenant desires to assign, sublet or part with possession of all or any part of the Premises or to transfer this lease in any other manner, in whole or in part or any estate or interest thereunder, then and so often as such event shall occur, the Tenant shall give prior written notice to the Landlord of such desire specifying therein the proposed assignee, transferee or sublet tenant, and the proposed terms of the agreement and the Landlord shall have the option to cancel this lease by written notice within ten (10) days next following the receipt by it of such notice from the Tenant The notice to be given by the Landlord as aforesaid shall fix the date of termination of this lease and the Tenant shall deliver up possession of the Premises to the Landlord on such date, provided that the Tenant may, by notice delivered to the Landlord within ten (10) days after receipt from the Landlord of a notice of termination under this subclause, elect to continue this lease as to all the Premises and not to assign or sublet, in which event the notice of termination shall be ineffective.

(c) In the event that the Tenant assigns this lease or sublets as aforesaid without the written consent of the Landlord, the Landlord may in its sole discretion terminate this lease forthwith without notice. The consent by the Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. This prohibition against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law. If mis lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than the Tenant, the Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant or the acceptance of the assignee, subtenant or occupant as tenant, or a release of the Tenant or any Guarantor hereunder from the further performance by the Tenant of covenants on the part of the Tenant herein contained. Notwithstanding any assignment or sublease, the Tenant and any Guarantor shall remain fully liable on this lease and shall not be released from performing any of the terms, covenants and conditions of this lease.

(d) Any assignment of this lease if consented to by the Landlord shall be prepared by the Landlord or its solicitors, and any and all legal costs and all Landlord’s administrative costs with respect thereto shall be borne by the Tenant

(e) For the purposes of this lease, a transfer of the beneficial ownership of a majority interest in the Tenant (if the Tenant is a corporation) shall be deemed to be an assignment of this lease and subject to all the terms of this clause 10, provided that this subclause 10(e) shall not apply to any corporation, the shares of which are traded on any recognized stock exchange.

DAMAGE OR DESTRUCTION	11. (a) In the event of damage to the Premises or to other portions of the Building which affect access or services essential to the Premises and if the damage is such that the Premises or any substantial part thereof is rendered not reasonably capable of use and occupancy by the Tenant for the purpose of its business for any period of time in excess often (10) days then:

(i) unless the damage was caused by the fault or negligence of the Tenant or its employees, agents, invitees or others under its control, from and after the expiration often (10) days after the occurrence of the damage and until the Premises are again reasonably capable of use and occupancy as aforesaid, the rental payable pursuant to paragraph 3 (but not the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses, or any other payments required to be made by the Tenant hereunder) shall abate from time to time in proportion to the part or parts of the Premises not reasonably capable of such use and occupancy; or

(ii) subject to subclause (b) below, the Landlord and Tenant shall diligently commence and complete repairs to any such damage in accordance with the. obligations under this lease, but to the extent mat any part of the Premises is not reasonably capable of such use and occupancy by reason of damage which the Tenant is obligated to repair hereunder, any abatement of rent to which the Tenant would otherwise be entitled hereunder shall not extend later man the time by which, in the reasonable opinion of the Landlord, repairs by the Tenant ought to be completed with reasonable diligence.

(b) Notwithstanding subclause 11(a) above, in the event of damage or destruction to the Premises or to the Building which, in the reasonable opinion of the Landlord, cannot be, using reasonable diligence, repaired or made reasonably fit for occupancy within one hundred and eighty (180) days from the date of damage or destruction, then:

(i) if the destruction or damage is to the Building, the Landlord; or

(ii) if the destruction or damage is to the Premises, either party, may terminate this lease on written notice given within forty-five (45) days after the occurrence of such damage or destruction.

(c) In the event of such damage or destruction occurring in the last year of the term hereof or any renewal thereof, so that the Premises or the Building are incapable of being rebuilt or made reasonably fit for occupancy within thirty (30) days from the date of damage or destruction, the Landlord may terminate this lease on written notice given within twenty (20) days after the occurrence of such damage or destruction.

(d) In the event that any mortgagee or other person entitled thereto shall not consent to the payment to the Landlord of the proceeds of any insurance policy for the purpose of rebuilding or restoring the Building or the Premises, the Landlord may terminate this lease on written notice.

(e) Upon the termination of this lease, as hereinbefore provided, rent or the proportionate part of rent abated as aforesaid and any other sums owing by the Tenant to the Landlord shall be apportioned and paid to the date of such termination and the Tenant shall forthwith deliver up possession of the Premises.

(f) The certificate of the Landlord’s Architect as to the length of time required, using reasonable diligence, to rebuild or restore the Building or the Premises, or as to when the Premises or any portion thereof are reasonably fit for occupancy by the Tenant shall be conclusive and binding upon the Landlord and the Tenant

LEASEHOLD IMPROVEMENTS & TRADE FIXTURES	12. (a) The Tenant will not make, erect, install or alter any Leasehold Improvements or trade fixtures in the Premises without having requested and obtained the Landlord’s prior written approval. The Landlord shall not unreasonably withhold its approval to any such request, but failure to comply with any design criteria distributed by the Landlord to tenants shall be considered sufficient reason for refusal. In making, erecting, installing or altering any Leasehold Improvements or trade fixtures, the Tenant will not, without the prior written approval of the Landlord (which approval shall not be unreasonably withheld or delayed), alter or interfere with any installations which have been made by the Landlord and in no event shall alter or interfere with window coverings or other light control devices installed by the Landlord on exterior windows. The Tenant’s request for any approval hereunder shall be in writing and accompanied by an adequate description of the contemplated work and working drawings and specifications thereof. Any reasonable expenses incurred by the Landlord in connection with any such request for approval shall be recoverable from the Tenant All work to be performed in the Premises shall be performed by competent contractors and subcontractors approved by the Landlord, such approval not to be unreasonably withheld or delayed, provided that the Landlord may require that the Landlord’s contractors and subcontractors be engaged for any sprinkler system, mechanical or electrical work.

Upon receiving the Landlord’s approval in writing, the Tenant shall forthwith commence and diligently complete the installation, alteration, erection or making of any such Leasehold Improvements or trade fixtures. All such work shall be subject to inspection by and the reasonable supervision of the Landlord or its agent, the cost of which shall be recoverable from the Tenant and shall be performed in accordance with any reasonable conditions or regulations imposed by the Landlord and completed in good and workmanlike manner in accordance with the description of the work approved by the Landlord.

(b) In connection with the making, erection, installation or alteration of Leasehold Improvements and trade fixtures and all other work or installation made by or for the Tenant in the Premises, the Tenant shall comply with all the provisions of the Construction Lien Act and other statutes from time to time applicable thereto (including any provision requiring or enabling the retention by way of holdback of portions of any sums payable) and except as to any such holdback shall promptly pay all accounts relating thereto. The Tenant will not create any mortgage, conditional sale agreement or other encumbrance in respect of its Leasehold Improvements or trade fixtures without the consent of the Landlord, nor shall the Tenant take any action as a consequence of which any such mortgage, conditional sale agreement or other encumbrances would attach to the Premises, or to the Building.

If and whenever any construction or other lien for work, labour, services or materials supplied to or for the Tenant or for the cost of which the Tenant may be in any way liable or claims therefor shall be registered or any such mortgage, conditional sale agreement or other encumbrance shall attach, the Tenant shall within five (5) days after receipt of notice thereof procure the discharge thereof, including the vacating of any certificate of action registered in respect of any lien, and failing which the Landlord may in addition to all other remedies hereunder make any payments required to procure the discharge of any such liens or encumbrances and any sum and all expenses related thereto so paid by the Landlord plus 15% thereof as an administrative charge shall be paid by the Tenant to the Landlord forthwith on demand therefor and shall be recoverable by the Landlord in the same manner as rent The Landlord’s right to reimbursement shall not be affected or impaired if the Tenant shall then or subsequently establish or claim that any lien or encumbrance so discharged was without merit or excessive or subject to any abatement, set-off or defence.

(c) All Leasehold Improvements in or upon the Premises shall immediately upon their placement be and become the Landlord’s property without compensation therefor to the Tenant Except to the extent otherwise expressly agreed by the Landlord in writing, no Leasehold Improvements, trade fixtures, furniture or equipment shall be removed by the Tenant from the Premises either during or at the expiration or sooner termination of the term except that

(i) the Tenant may at the end of the term remove its trade fixtures;

(ii) the Tenant shall at the end of the term remove such of the Premises as the Landlord shall require to be removed; and

(iii) the Tenant may remove its furniture and equipment at die end of the term, and also during the term in the usual and normal course of its business where such furniture or equipment has become excess for the Tenant’s purpose or the Tenant is substituting therefor new furniture and equipment.

The Tenant shall, in the case of every removal either during or at the end of the term, make good at the expense of the Tenant any damage caused to the Premises or Building by the said installation and removal.

DUCTS	13. The Landlord shall have the right to run utility lines, pipes, roof drainage pipes, conduit wire or duct work where necessary, through above-ceiling space, column space, the interiors of walls and beneath the floors of the Premises and to maintain the same in a manner which does not unduly interfere with the Tenant’s use thereof.

SIGNS AND DIRECTORIES	14. The Tenant shall not paint, display, inscribe, place or affix any television or radio antennae, sign, symbol, notice or lettering of any kind anywhere in or on the Building or within the Premises so as to be visible from the outside of the Premises, with the exception only of an identification sign at or near the entrance to the Premises and a directory listing in a directory to be supplied by the Landlord in the main lobby of the Building, both to be in the form, of the design and in the location required by the Landlord in its design criteria, its rules and regulations or otherwise. Unless the Landlord consents to the inclusion of any other or additional name, the Tenant shall be entitled to have included on such directory only the name of the Tenant. The Tenant shall be responsible for the cost including installation of both the said identification sign and the said directory listing.

ACCESS, INSPECTION RIGHT TO SHOW PREMISES	15. (a) The Landlord shall have the right at any time and from time to time to enter and to have its authorized agents, employees and contractors enter the Premises in the event of an emergency or for the purpose of inspection, window cleaning, maintenance, providing janitorial and cleaning services, making repairs, alterations and improvements to the Premises or the. Building and to have access to utilities and services (including under floor conduits and access panels, which the Tenant agrees not to obstruct) and the Tenant shall provide free and unhampered access for the aforementioned purposes and shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby. The Landlord in exercising this right shall proceed in such a manner so as to minimize interference with the Tenant’s use and enjoyment of the Premises.

(b) The Landlord and its authorized agents and employees shall have the right of entry to the Premises during the last twelve (12) months of the term or any extension thereof for the purpose of exhibiting them to prospective tenants.

LANDLORD’S

REMEDIES

Re-Entry	16. (a) The Landlord may re-enter upon non-payment of rent or non-performance of covenants subject to the provisions of this lease.

Remedies of Landlord	(b) If the Tenant shall fail to make any payment or part thereof for fifteen (15) days after the due date therefor or shall fail to perform or observe any other covenants, provisos or agreements contained herein, which such failure shall continue for fifteen (15) days after written notice thereof, then, and in each such case, the Landlord shall have the following remedies:

Termination	(i) the Landlord may by written notice terminate this lease, without prejudice to any other rights or remedies it may have and rent and any other payments for which the Tenant is liable shall be apportioned and paid in full to the date of such termination together with the reasonable expenses of the Landlord attributable to die termination of this lease and the Tenant shall immediately deliver up possession of the Premises to the Landlord;

Recovery of Expenses	(ii) the Landlord may enter the Premises and perform the obligation on behalf of the Tenant and shall not be liable for any loss or damage to the Tenant’s goods, chattels or business caused in so doing. Any reasonable expenses incurred by the Landlord in so doing (including, without limitation, legal fees and compensation for the Landlord’s services) together with interest thereon at a rate of five (5) percentage points above the lowest rate of interest at the date or dates of the incurring of such expenses quoted by the Landlord’s chartered banks to their most credit-worthy borrowers for prime business loans, shall be paid by the Tenant to the Landlord forthwith on demand therefor and shall be recoverable in the same manner as rent; and

Right to Relet	(iii) the Landlord shall have the right to enter the Premises and to relet the same as agent for the Tenant for whatever term and on whatever conditions the Landlord shall, in its sole discretion, deem advisable, and the Tenant shall pay to the Landlord, in monthly installments for the balance of the term of this lease (which shall be deemed for the purposes of this item (iii) not to have been terminated by any action of the Landlord hereunder, including the making of alterations to the Premises deemed by the Landlord to be necessary or advisable for the purpose of reletting them) any deficiency between the sum of one twelfth of die rent and additional rent payable pursuant to clauses 3 and 4 hereof and the amount, if any, of monthly rent and additional rent actually received by the Landlord in respect of the Premises, after deducting therefrom all amounts reasonably attributable to the reletting of the Premises or any portion thereof.

Curing of Default	(c) In the event of a default by the Tenant such as can be cured only cured only by the performance of work or the furnishing of material and if such work cannot reasonably be completed or such materials reasonably obtained and/or utilized within fifteen (IS) days, such default shall not be deemed to continue if the Tenant proceeds promptly with such work as may be necessary to cure the default and diligently complete the same.

Construction Liens	(d) The Tenant shall indemnify and hold the Landlord harmless from and against any liability, claim, damages or expenses (including legal expenses) due to or arising from any claim made against the Premises or the Building for all construction liens or other liens related to all work done by or on behalf of the Tenant and all work which the Tenant is obliged to do and any such liability, claims, damages or expenses incurred by the Landlord plus 15% thereof as an administrative charge shall be paid by the Tenant to the Landlord forthwith upon demand; and the Tenant shall cause all registration of claims for construction liens or certificates of action under the Construction Lien Act and relating to any such work done by or on behalf of the Tenant and all work which the Tenant is obliged to do, to be discharged or vacated, as the case may be, within fifteen {15) days of such registration or within five (5) days after notice from the Landlord.

Distress	(e) The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress and covenants and agrees that notwithstanding any such statute none of the goods and chattels of the Tenant on the Premises at any time during the term shall be exempt from levy by distress for rent or any other charges; all goods and chattels brought by the Tenant onto the Premises shall be the unencumbered property of the Tenant and they shall not be subjected to any claim or other encumbrance at any time without the written consent of the Landlord. If the Tenant shall leave the Premises leaving any rent or other amounts owing under this lease unpaid, the Landlord, in addition to any other available remedy, may seize and sell the goods and chattels of the Tenant at any place to which the Tenant or other person may have removed them in the same manner as if such goods and chattels had remained and been distrained upon the Premises.

Interest	(f) All sums, for rent or otherwise, payable to the Landlord under the terms of this lease shall bear interest at a rate five (5) percentage points above the lowest rate of interest quoted by the Landlord’s chartered banks to their most credit-worthy borrowers for prime business loans, from their respective due dates until the actual dates of payment

Application of Receipts	(g) The Tenant covenants and agrees that the Landlord may, at its option, apply all sums received from the Tenant to any rent or other amounts payable hereunder in such order as the Landlord sees fit

Payments After Termination	(h) No payments of money by the Tenant to the Landlord after the Landlord after the expiration or other termination of the term hereof or after the giving of any notice (other than a demand for payment of money) by the Landlord to the Tenant, shall reinstate, continue or extend the term hereof or make ineffective any notice given to the Tenant prior to the payment of such money. After the service of notice of the commencement of a suit, or after final judgment granting the Landlord possession of the Premises, the Landlord may receive and collect any sums of rent, additional rent and other charges due under the lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment theretofore obtained.

BANKRUPTCY, IMPROPER USE, ETC.	17. Subject to any other rights or remedies available to the Landlord, the Tenant covenants and agrees that if the term hereby granted or any of the goods and chattels of the Tenant on the Premises shall be at any time during the term hereof seized or taken in execution or attachment by any creditor of the Tenant or if the Tenant shall make any assignment for the benefit of creditors, or any bulk sale, or becoming bankrupt or insolvent shall take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors, or if a receiving order is made against the Tenant or if any order shall be made for the winding up of the Tenant, or if the Premises shall without the written consent of the Landlord become and remain vacant for a period of four (4) days or be used by any other persons than such as are entitled to use them under the terms of this lease, or if the Tenant shall without the written consent of the Landlord abandon or attempt to abandon the Premises or to sell or dispose of goods or chattels of the Tenant or to remove them or any of them from the Premises so that there would not in the event of such abandonment, sale or disposal be sufficient goods on the Premises, subject to distress to satisfy the rent, additional rent and other charges due or accruing due, or if the Premises are used for a purpose other than that as herein provided, then in every such case, the then current month’s rent and the next ensuing three months’ rent together with all additional charges payable by the Tenant hereunder (to be pro-rated if necessary) shall immediately become due and be payable and the Landlord may re-enter and take possession of the Premises as though the Tenant or the servants of the Tenant or any other occupant of the Premises were holding over after the expiration of the term hereof, and the said term shall, at the option of the Landlord, forthwith become forfeited and determined, and in every one of the cases above, such accelerated rent and additional charges shall be recoverable by the Landlord in the same manner as the rent hereby reserved.

INVESTMENT CANADA ACT	18. (a) The Tenant hereby warrants and represents that it is not a non-Canadian person within the meaning of the Investment Canada Act, 198S, as amended or mat it is authorized pursuant to the said Act to carry on all business carried on or to be carried on by it in the Premises.

(b) If the Tenant is a non-Canadian person within the meaning of the said Act, or if the Tenant becomes a non-Canadian person within the meaning of the said Act or any successor of the said Act or of similar legislation substituted for the said Act, it shall not carry on business or continue to carry on business in the Premises without first supplying the Landlord with all relevant documents and information to satisfy the Landlord that the Tenant is not carrying on business in violation of any such legislation and without first obtaining the consent of the Landlord to the carrying on of such business, such consent not to be withheld upon receipt of proof that such business is lawfully carried on.

(c) The Tenant shall indemnify the Landlord and hold the Landlord harmless from and against any and all fines, claims, costs, losses, damages, expenses, liabilities and demands arising out of the breach by the Tenant of the warranty or any obligation set forth in this clause.

RIGHT TO RELOCATE	19. (a) The Landlord shall have the right, at any time during the term of this lease, to relocate the Tenant to other premises of approximately the same area within the Building. Such right shall be exercised by the giving of not less than sixty (60) days notice in writing to the Tenant

(b) The Landlord shall be responsible for the expenses of such relocation, including the cost of partitioning the new premises, but such costs shall include the costs of the physical movement of the Tenant’s chattels and the relocation of Leasehold Improvements only and the Landlord shall not be liable for any other costs including without limitation the cost of printing stationery nor shall the Landlord be liable for any loss occasioned by the interruption of the Tenant’s business.

(c) If the Landlord relocates the Tenant as aforesaid, this lease shall continue in full force with the following amendments:

(i) the description of the Premises in Schedule “CM and in page one of this lease shall be amended to contain a description of the premises to which the Tenant has been relocated;

(ii) the area of the Premises as described on page one of this lease shall be amended to indicate the area of the premises as a result of amendment (i) above mentioned; and

(Hi) the annual rent set forth in subclause 3(a) hereof shall be amended by increasing it or decreasing it by a percentage equal to the percentage increase or decrease in the area of the Premises as a result of amendment (ii) above mentioned.

(d) If the Tenant refuses to allow the Landlord to relocate the Tenant as aforesaid or if the Tenant attempts to obstruct such relocation in any manner, the Landlord may, at its option, terminate this lease with notice to the Tenant, without prejudice to any other rights or remedies it may have, and rent and any other payments for which the Tenant is liable shall be apportioned and paid to the date of such termination together with the reasonable expenses of the Landlord attributable to the termination of the lease and the Tenant shall immediately deliver possession of the Premises to the Landlord.

1XPROPRIATION AND TERMINATION	20. (a) If during the term all or part of either the Premises or the Building is expropriated, then at the option of the Landlord, the term of the lease shall cease and terminate upon possession being required and all rent, additional rent and other charges shall be paid up to that date so that the Tenant shall have no claim against the Landlord for the value of any unexpired term of the lease, or for damages or for any reason whatsoever. The Tenant shall not be entitled to any part of the award or compensation paid for such expropriation and the Landlord is to receive the full amount of any such award or compensation, the Tenant hereby expressly waiving any right or claim to any part thereof. However, the Tenant shall have the right to claim and recover from the expropriating authority, but not from the Landlord, such compensation as may be separately awarded to or recoverable by the Tenant in the Tenant’s own right.

(b) Notwithstanding any other provisions in this lease, the Landlord shall have the right to terminate this lease by notice in writing to the Tenant if the Landlord determines to demolish the Building or a substantial part thereof or if the Landlord enters into a bona fide arm’s length sale of the Building. Such termination shall be effective on the date named in such notice, which shall be the last day of a month not less than three (3) months following the giving of such notice.

NOTICES	21. All notices or other documents required or which may be given under this lease shall be in writing, duly signed by the party giving such notice and transmitted by prepaid registered or certified mail, telegram or telex or delivered, addressed as follows:

Landlord:

Location1 Limited

c/o Oxford Development Group Inc.
Suite 220,181 University Avenue
Toronto, Ontario
M5H3M7.

Telecopier: (416) 864-9140

Attention: General Manager

Tenant;

3407276 Canada Inc., Operating as
Bridgepoint Enterprises
Suite 300
55 York Street
Toronto; Ontario
M5T 1R7

Attention: Mr. Stephane Brais, President

Any notice or document so given shall be deemed to have been given at the time of personal delivery or to have been received on the second business day following the date of mailing, if sent by prepaid registered or certified mail or telegrammed, but shall be deemed to have been received on the next business day if transmitted by telex. Any party may from time to time by notice given as provided above change its address for the purposes of this clause.

LEGAL COSTS	22. If the Landlord shall commence an action for collection of rent or other sums payable under this lease or if the same shall be collected upon the demand of a solicitor or if the Landlord shall commence an action to compel performance of any of the terms, conditions, covenants or provisos under this lease or for damages for failure of the Tenant to perform the same or if the same shall be performed upon the demand of a solicitor then, unless the Landlord shall lose such action, the Landlord shall collect from the Tenant and the Tenant shall pay on demand to the Landlord all reasonable solicitor’s fees in respect thereof on a solicitor and his client basis.

PRIOR INTERESTS	23. (a) This lease is subject and subordinate to all mortgages or deeds of trust and all renewals, modifications, consolidations, replacements and extensions thereof which may now or at any time hereafter affect the Premises in whole or in part or the Building in whole or in part and whether or not such mortgages or deeds of trust shall affect only the Premises or the Building of which the Premises shall form a part or shall be blanket mortgages or deeds of trust affecting other premises as well. The Tenant shall at any time on notice from the Landlord attorn to and become a tenant of a mortgagee or trustee under any such mortgage or deed of trust upon the same terms and conditions set forth in mis lease and shall execute promptly on request by the Landlord any certificates, instruments of postponement or attornment or other instruments from time to time requested to give full effect to this requirement or to set out the status of this lease and the state of accounts between the Landlord and the Tenant and the Tenant hereby constitutes the Landlord as the agent or attorney of the Tenant for the purpose of executing any such certificates, instruments of postponement or attornment or other instruments necessary to give full effect to this clause.

(b) In the event that a mortgagee demands possession of the Premises pursuant to the provisions of its mortgage and if the Tenant has not been in default under this lease, the Landlord shall use its best efforts to obtain the consent of such mortgagee to permit the Tenant to continue in occupation of the Premises in accordance with and subject to all the rents, covenants, conditions and agreements contained herein. After the date of this lease and prior to entering into any new mortgage of the Building, the Landlord shall use its best efforts to obtain from any new mortgagee a written agreement that the Tenant may remain in possession of the Premises in the event of default by the Landlord under such mortgage, so long as the Tenant pays its rent to the mortgagee and continues to perform the covenants contained in this lease.

NO WAIVER OF DEFAULT	24. (a) No condoning, excusing, overlooking or delay in acting upon by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition in this lease shall operate as a waiver of the Landlord’s rights under this lease in respect of any such or continuing subsequent default, breach or non-observance and no waiver shall be inferred from or implied by anything done or omitted by the Landlord except an express waiver in writing.

(b) All rights and remedies of the Landlord set forth in this lease shall be cumulative and not alternative.

(c) If the Landlord shall assign this lease to a mortgagee or mortgagees of the Premises or of the Building or to any other person or persons whatsoever the Landlord shall nonetheless be entitled to exercise all rights and remedies reserved under this lease without providing evidence of the approval or consent of such mortgagees or any other persons whatsoever.

DELAYS	25. It is understood and agreed that whenever and to the extent that the Landlord shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill such obligation or by reason of any statute, law, order-in-council or by-law or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, whether federal, provincial or municipal or by reason of any other cause beyond its control whether of the foreoing character or not, the Landlord shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction and the Tenant shall not be entitled to compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned.

JOINT AND SEVERAL LIABDJTY	26. If the Tenant consists of more than one legal entity, then the Tenant covenants with the Landlord that each of them is jointly and severally bound for the fulfillment of all obligations of the Tenant under this lease.

GUARANTEE

27. (a) In consideration of the sum of One Dollar ($ 1.00) now paid by the Landlord to the Guarantor and other valuable consideration the receipt and sufficiency whereof is hereby acknowledged, the Guarantor hereby covenants with the Landlord that the Tenant shall duly perform and observe each and every covenant, proviso, condition and agreement in this lease on the part of the Tenant to be performed and observed, including the payment of rent and all other payments agreed to be paid or payable under this lease on the days and at the times and in the manner herein specified, and that if any default be made by the Tenant, whether in payment of rent or other sums from time to time falling due hereunder as and when they become due and payable or in the performance or observance of any of the covenants, provisos, conditions or agreements which under the terms of this lease are to be performed or observed by the Tenant, the Guarantor shall forthwith pay to the Landlord on demand such rent and other sums in respect of which such default shall have occurred and all damages that may arise in consequence of the non-observance or non-performance of any of the said covenants, provisos, conditions or agreements.

(b) The Guarantor covenants with the Landlord that the Guarantor is jointly and severally bound with the Tenant for the fulfillment of all obligations of the Tenant under this lease. In the enforcement of its rights hereunder, the Landlord may proceed against the Guarantor as if the Guarantor were named Tenant hereunder.

(c) The Guarantor hereby waives any right to require the Landlord to proceed against the Tenant or to proceed against or to exhaust any security held from the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

(d) No neglect or forbearance of the Landlord in endeavoring to obtain payment of the rent reserved herein or other payments required to be made under the provisions of this lease as and when they become due, no delay of the Landlord in taking any steps to enforce performance or observance of the several covenants, provisos or conditions contained in this lease to be performed or observed by die Tenant, no extension or extensions of time which may be given by the Landlord from time to time to the Tenant and no other act or failure to act of or by the Landlord shall release, discharge or in any way reduce the obligations of the Guarantor under the guarantee contained in this clause 27.

(e) Any account settled or statement or any other settlement made between the Landlord and the Tenant and any determination made pursuant to any provisions of this lease which is expressed to be binding upon the Tenant shall be binding upon the Guarantor.

(f) In the event of the termination of this lease, except by surrender accepted by the Landlord or in the event of disclaimer of this lease pursuant to any statute, men at the option of the Landlord the Guarantor shall, forthwith upon demand of the Landlord and at the expense of the Guarantor, execute a new lease of the Premises between the Landlord as Landlord and the Guarantor as Tenant for a term equal in duration to the residue of the term remaining unexpired at the date of such termination or such disclaimer. Such lease shall contain the like landlord’s and tenants obligations respectively and the like covenants, provisos, agreements and conditions in all respects (including the proviso for re-entry) as are contained in this lease.

(g) The Guarantor hereby submits to the jurisdiction of the Courts of the Province of Ontario in any action or proceeding whatsoever by the Landlord to enforce its rights hereunder.

ENTIRE AGREEMENT	28. The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions, express or implied, collateral or otherwise, forming part of or in any way affecting or relating to this lease save as expressly set out or imported by reference in this lease and that this lease constitutes the entire agreement duly executed by the Landlord and the Tenant

REGISTRATION	29. The Tenant shall not register this lease or any notice thereof except in a form which shall be acceptable to the solicitors for the Landlord and which shall be executed by both the Landlord and the Tenant prior to the registration.

NO PARTNERSHIP	30. The Landlord does not, in any way or for any purpose, become a partner of the Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with the Tenant

NAME OF BUILDING	31. The Landlord shall have the right, after thirty (30) days written notice to the Tenant, to change the name, number or designation of the Building during the term without liability to the Tenant

TIME OF ESSENCE	32. Time shall be of the essence of this lease.

SEVERABILITY	33. If any clause or clauses or part or parts of clauses in this lease be illegal or unenforceable it or they shall be considered separate and severable from the lease and the remaining provisions of the lease shall remain in full force and effect and shall be binding upon the parties hereto as though the said clause or clauses or part or parts of clauses had never been included.

INTERPRETATION	34. (a) Whenever a word importing the singular number only is used in the lease such word shall include the plural and words importing either gender or firms or corporations shall include the persons of other gender and firms or corporations where applicable. Any reference to the term of this lease shall unless the context otherwise requires, be deemed to include any renewals hereof.

(b) The word “clause” shall refer to each portion of this lease introduced or headed by an Arabic figure; the word “subclause” shall refer to each portion of this lease introduced or headed by a small English letter and the word “item” shall refer to each portion of this lease introduced by a small Roman numeral or a capital English letter. The headings of clauses, subclauses and items appearing in this lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this lease or of any provision thereof.

SUCCESSORS	35. This lease together with Schedules A, B C, and D annexed hereto, shall extend to, be binding upon and enure to the benefit of the parties hereto and their respective heirs, legal personal representatives, successors and assigns (as limited by the provisions of this lease) and shall be interpreted in accordance with the laws of the Province of Ontario and the parties hereto attorn to the jurisdiction of the Province of Ontario.

A WITNESS WHEREOF the corporate parties hereto have hereunto affixed their corporate seals, attested by the hands of their respective duly authorized officer(s) in that behalf and the other parties hereto have hereunto set their respective hands and seals.

LANDLORD: LOCATION 3 LIMITED

Per: Secretary

Per: Assistant Secretary

TENANT: 3407276 CANADA, INC. Operating as Bridgepoint Enterprises

Per: President

Per: CEO

I/We have the authority to bind the Corporation

GUARANTOR:

Per:

Per:

SCHEDULE “A”

Description of Lands

55 York Street

All that certain parcel of land situate, lying and being in the City of Toronto, in the Municipality of Metropolitan Toronto and Province of Ontario and being composed of parts of lots numbers three (3) and four (4) and five (5) on the east side of York Street as shown on a plan now filed in the Registry Office for the Registry Division of Toronto as No. 52, and part of the street fifty feet (50’) in width, lying on the south of the said lot five (5) as shown on the said plan, which may be more particularly described as follows:

COMMENCING at a point in the easterly limit of York Street where it is intersected by the northerly limit of Piper Street as established by By-law No. 3925 of the City of Toronto;

THENCE NORTHERLY along the easterly limit of York Street eighty-one feet three inches (81’3M) more or less, to the production westerly of the southerly face of the southerly wall of the brick building standing in December, 1929, upon the westerly part of the said Lot three (3) said point being distant one foot three and one-half inches (l’3- 1/2n) more or less, measured northerly from the southerly limit of the said lot three (3);

THENCE EASTERLY along the said southerly face of wall to and along the southerly face of the southerly wall of the easterly part of the said building and continuing thence easterly along the southerly face of the brick buildings immediately adjoining the said brick building on the east one hundred and twenty-six feet one inch (126’1”) more or less, to the northerly production of the westerly face of the westerly wall of the old three storey brick building standing in February, 1928, upon the rear part of the said lots four (4) and five (5);

THENCE SOUTHERLY along the said production and the westerly face of the last mentioned wall and its production southerly eighty-three feet six inches (83’6”) more or less, to the said northerly limit of Piper Street;

THENCE WESTERLY along the said northerly limit of Piper Street one hundred and twenty-six feet four and three-quarter inches (126’4- 3/4”) more or less to the point of commencement.

The east side of York Street is confirmed by Plan BA-681 under the Boundaries Act registered on September 17,1975 in the Land Registry Office for the Registry Division of Toronto as Instrument Number CT140854.

Being most recently described in a deed of the lands (but excluding the building) by Montreal Trust Company, Trustee to National Trust Company, Trustee registered as Instrument No. CT765296.

SCHEDULE “B”

RULES AND REGULATIONS

1.	The Landlord may prohibit any persons from entering the Building except during Normal Business Hours unless such person has a key to the premises to which such person seeks entry or a pass in a form to be approved by the Landlord. Any person who is permitted to enter the Building at any time other than during Normal Business Hours shall register in the manner prescribed by the Landlord. The Landlord shall be under no responsibility for failure to enforce this rule.

2.	Any areas of the Building not set aside for leasing from time to time by the Landlord shall be used only for their intended purposes. The Tenant shall not use any entrance or exits, passageway, corridor, lobby, sidewalk, ramp, stairway, escalator or elevator except for ingress to and egress from the Premises. The Tenant shall not obstruct such areas in any way and shall not deposit any footwear, waste, garbage or refuse therein. The Landlord may remove at the expense of the Tenant any such obstruction without notice or obligation to the Tenant The Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

3.	All plumbing fixtures shall be used only for their intended purposes and no sweeping, rubbish, rags, ashes or other substances shall be thrown therein. The Tenant shall not permit any toilet or drain to be obstructed. Taps shall be turned off when not in use.

4.	The Premises shall not be used for any residential purpose including sleeping accommodation and cooking, the storage of any personal effects or articles not required for the use of the Premises in accordance with the lease or the storage of any inflammable, explosive or dangerous materials.

5.	No birds or animals shall be kept on the Premises or brought into the Building. No musical instruments or sound producing equipment or amplifier which may be heard outside the Premises shall be played or operated on the Premises.

6.	No drapes or window coverings shall be installed on any exterior windows of the Premises without the prior written consent of the Landlord. Any drapes or window coverings so approved shall not interfere with the climate control central system of the Building and shall present a uniform exterior appearance for the Building.

7.	The Tenant shall not obstruct or interfere with access to janitorial and electrical closets or heating ventilating or air conditioning ducts or equipment in the Premises. In the event of any such obstruction or interference the Tenant shall be responsible for the cost of providing access to same.

8.	The Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day.

9.	The Tenant shall not mark, drill into, bore or cut or in any way damage or deface the walls, ceilings or floors of the Premises. No wires, pipes or conduits shall be installed in the Premises without the prior written approval of the Landlord. No broadloom or carpeting shall be affixed to the Premises by means of a non-soluble adhesive or similar product. The Tenant shall at its own expense install and maintain pads to protect any carpet in the Premises under all furniture so that the furniture does not crush the carpet.

10.	No safe, heavy equipment, bulky materials or office furniture or equipment shall be brought into or removed from the Building except during such hours and by such means as the Landlord may approve. The Landlord may prohibit the installation in the Premises of any safe or equipment which exceeds the load-bearing capacity of the floor of the Premises.

11.	No machine dispensing food, beverage or merchandise for sale shall be installed in the Premises without the prior written approval of the Landlord which may be arbitrarily withheld. No food, beverage or merchandise shall be delivered to the Premises except during such hours and by persons authorized by the Landlord.

12.	The Tenant shall not hinder or prevent window cleaners from cleaning the windows of the Premises during Normal Business Hours.

13.	The directory board for the Building, the style thereof and the lettering thereon and the manner and order in which the names are displayed thereon shall be within the sole discretion of the Landlord.

14.	The Tenant shall not use the name of the Building for any purpose except as the business address of the Premises.

15.	The use of car parking spaces (if any) shall be in accordance with reasonable rules and regulations of the Landlord.

16.	No cleaning, maintaining, replacement or servicing of the whole or any part of the Premises including electric lighting fixtures shall be done or performed by any person or persons other than persons employed by the Landlord. Only Building standard fluorescent tubes shall be used in the Premises.

17.	No additional locks shall be placed upon, nor shall changes be made to the existing locks in any doors of the Premises without the prior written consent of the Landlord, provided that all locks shall conform to the master keying system for the Building established by the Landlord. Additional keys to the door locks shall be obtained from the Landlord at the cost of the Tenant

18.	The Tenant shall be entitled to use, in common with the other tenants of the Building, the mail chute and mail box (if any) in the Building provided that such use shall be entirely at the Tenant’s own risk and that the Landlord shall not be liable or responsible for any loss or damage resulting from or in consequence of the Tenant’s use of such mail chute or mail box.

19.	All loading and unloading of goods shall be done only at such times, in the areas and through the entrances designated for such purposes from time to time by the Landlord. Any movers or moving company moving furniture or equipment in or out of the Premises shall be approved of by the Landlord and shall make prior arrangements with the Landlord as to the times of such moving of furniture or equipment The Tenant shall ensure and guarantee the prompt payment to the Landlord for the cost of repairing any damage in the Building caused by such movement of furniture or equipment

Schedule c

Gross Area: 791 Sq.Ft.
Men's Washroom
Women's Washroom
DN UP
Electrical Room
Gross Area • 1,101 Sq.Ft.
Gross Area 1,450 Sq.Ft.
Elevator Lobby
Gross Area 1,700 Sq.Ft.
Gross Area 3,020 Sq.Ft.

as
North

3rd Floor, 55 York Street

OXFORD

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Schedule CI

Gross Area: 1,101 Sq.Ft.
Elevator Lobby

3rd Floor, 55 York Street

North

OXFORD

SCHEDULE “D”

SUPPLEMENTAL TERMS AND

CONDITIONS

TO OFFICE LEASE DATED: as of the 20th day of July, 1999

BETWEEN:	LOCATION[3] LIMITED

(“Landlord”)

-and-

3407276 CANADA INC, Operating as

Bridgepoint Enterprises

(“Tenant”)

The following is added to the Lease as Section 1.00:

Section 1.00 -Rent

1.00	Rent - The Tenant shall pay to Landlord as annual rent for the Premises:

a)	the sum of $37,089.00 per annum, payable in advance and without notice in monthly installments of $3,090.75 on November 1,1999 and on the first day of each calendar month thereafter to the last day of October, 2001.

b)	the sum of $45,331.00 per annum, payable in advance and without notice in monthly installments of $3,777.58 on November 1,2001 and on the first day of each calendar month thereafter to the last day of October, 2003.

c)	the sum of $61,815.00 per annum, payable in advance and without notice in monthly installments of $5,15125 on November 1,2003 and on the first day of each calendar month thereafter to the last day of October, 2004.

d)	the sum of $70,057.00 per annum, payable in advance and without notice in monthly installments of $5,838.08 on November 1,2004 and on the first day of each calendar month thereafter to the last day of October, 2009.

The following is added to the Lease as Section 2:00:

Section 2.00 - Condition of Premises

2.00	Condition of Premises - The Premises shall be provided in an “as is” condition subject to Landlord’s Work. the following is added to the Lease as Section 3.00:

Section 3.00 - Leasehold Improvement Allowance

3.00	Leasehold Improvement Allowance - The Landlord agrees to provide a Leasehold Improvement Allowance to the Tenant of $18.00 per gross rentable square foot (plus GST) of the Premises, which shall be useable by the Tenant to pay for the cost of working drawings, materials, labour, the cost of securing required permits and leasehold improvements, which shall be installed according to a space plan to be agreed between the Landlord and the Tenant. All plans and specifications, details and finishes pertaining to such construction and completion of leasehold improvements shall be agreed to by the Landlord, in accordance with the terms of the Lease, prior to commencing construction. This work shall exclude the Tenant’s telecommunication cabling, wiring costs and any other improvements which may be ‘capital improvements’ for the Tenant’s business. The amount, if any, by which the actual cost of such construction and completion exceeds the Landlord’s contribution as provided herein shall be solely the responsibility of and shall be paid by the Tenant

The Landlord shall pay the Leasehold Improvement Allowance only when all of the following have occurred or been completed:

a)	full lease execution by both the Tenant and Landlord;

b)	substantial completion of the Tenant’s leasehold improvement work;

c)	occupancy by and commencement of business from the Premises by the Tenant;

d)	upon receipt of a sworn statutory declaration by the Tenant declaring that all Tenant work has been completed and paid for and that there are no outstanding claims for liens;

e)	the Commencement Date of the Lease.

The Landlord may deduct from such amounts any arrears of Annual Basic and Additional Rent and any amounts payable by the Tenant under this proposal. The Tenant shall pay to the Landlord on the Commencement date a co-ordination fee of fifty cents ($0.50) per square foot of gross leasable area of the Premises for coordination of Tenant’s Work.

The following is added to the Lease as Section 4.00:

Section 4.00 - Tenant’s Work

4.00	Tenant’s Work- The Tenant shall pay the cost of the design, co-ordination and construction of all leasehold improvements (and any special requirements beyond those now existing in the Premises) all in accordance with the provisions of the Lease (“Tenants Work”).

The following is added to the Lease as Section 5.00:

Section 5.00 - Landlord’s Work

5.00	Landlord’s Work - The Landlord shall complete work in the Premises in accordance with specifications and detailed space plan approved by Landlord. Such work shall be constructed using the standard finishes for the Building and shall include the following:

a)	provide like new T-bar and acoustic ceiling tiles with base building standard distribution of light fixtures;

b)	provide clean like new Building standard blinds throughout the Premises;

c)	provide base building mechanical and electrical drawings and the most up-to-date as-built mechanical and electrical drawings for the jd and 4[m] floors;

d)	remove all existing flooring to a broom swept finish;

e)	ensure the Premises is clean and free of all refuse and chattels;

f)	Landlord shall provide a certificate from a qualified structural engineer confirming the total permitted floor loading on a pounds per square foot basis within the Premises together with any variations in the permitted load at specific locations within the Premises;

g)	clean and remove any wire or cabling within the Premises that is not specific to the Tenant’s use; and

h)	the Building’s main power feed has the capacity and the Landlord shall allow Tenant to connect to 500 amps/480 volts of power from the power coming to the Building.

The Landlord and Tenant shall meet to establish a schedule for completion of Landlord’s Work and Tenant shall use its best efforts to assist Landlord in completing Landlord’s Work in accordance with said schedule. Landlord shall not be responsible for any delays caused by Tenant’s failure to agree to or act in accordance with the said schedule.

The following is added to the Lease as Section 6.00:

Section 6.00 - Early Occupancy

6.00	Early Occupancy - Provided this Lease has been executed and Landlord’s Work is complete, the Tenant shall be permitted early occupancy to the Premises prior to the Commencement Date to carry out Tenant’s Work. The Tenant will not be responsible for Rent or Allocable Operating Expenses and Allocable Taxes during this period but all other terms of the Lease shall apply.

The following is added to the Lease as Section 7.00:

Section 7.00 - Option to Renew

7.00	Option to Renew - Tenant shall have the Option to Renew the Lease for a maximum of three (3} additional terms of five (5) years upon giving Landlord not less than twelve (12^ months written notice prior to the expiration of the then current Term of Tenant.’ intention to extend provided that:

a)	Tenant is not then in default thereunder of its obligations under this Lease, nor has it been in chronic default of any of its Lease obligations during the Term (which default in each case will be evidenced by written correspondence by the Landlord);

b)	3407276 Canada Inc., operating as Bridgepoint Enterprises, is in possession of all of the Premises, has not sublet all or part of the Premises except to those companies to whom the Tenant is then providing telecommunications services, or assigned the Lease; and

c)	there has not been a change in effective control of Tenant unless such change in effective control is an amalgamation or merger of the Tenant as part of a corporate reorganization or takeover which does not affect the creditworthiness of the Tenant

The renewals will be on Landlord’s then current standard lease form. The net rental rate during the renewal shall be the Fair Market Rent and there shall be no further renewal rights.

The following is added to the Lease as Section 8.00:

Section 8.00 - Fair Market Rent

8.00	Fair Market Rent - Definition: For the purposes of this Lease, “Fair Market Rent” means the rate of rent per square foot per annum for premises in the Building that a willing tenant renewing a lease would pay and a willing landlord would accept in a bonafide arm’s length negotiation, for a similar term and a similar use but in no event shall the limitations on relocating the Tenant’s equipment factor into the calculation of Fair Market Rent. In no event shall Fair Market Rent be less than the Rent per square foot payable during the last year of the men current Term. If Landlord and Tenant are unable to agree upon the Fair Market Rent for any renewal term, the matter will be handled in accordance with the terms and procedures set out below.

Notice of Fair Market Rent At least 30 days prior to the date on which the term of the Renewal Lease is to begin, Landlord shall give Tenant notice (the “Fair Market Rent Notice”) of its determination of Fair Market Rent and the amount of minimum (basic) rent payable during the term of the Renewal Lease.

Final Determination of Fair Market Rent: Whether to not Tenant agrees with Landlord’s determination of Fair Market Rent, Tenant shall nevertheless pay to Landlord the amount set out in the Fair Market Rent Notice from and after the date on which the term referred to in the Fair Market Rent Notice begins and until the Fair Market Rent ha been finally determined. If Tenant does not so agree, Tenant shall give written notice (the “Dispute Notice”) to Landlord to that effective within ten (10) days of its receipt of the Fair Market Rent Notice. In the absence of Dispute Notice, Tenant shall be deemed to have accepted Landlord’ determination of Fair Market Rent

a)	If Tenant has given Dispute Notice and Landlord and Tenant have not agree in writing as to Fair Market Rent within ten (10) days after the Dispute Notice is given, Fair Market Rent shall be determined as follows:

i)	Within fifteen (15) days of the date on which Tenant has given i’

Dispute Notice, Landlord and Tenant shall each appoint an independent and qualified person to determine the Fair Market Rent and by notice advise the other of the identity of its appointee;

ii)	If either Landlord or Tenant, having given notice of its appointee, considers the appointee of the other to be either not independent or not qualified, it may be notice to the other given within seven (7) days of the date on which the notice of the appointment is given protest such appointment with reasons;

iii)	If within ten (10) days of the date on which the notice of protest is given the parties cannot agree as to an alternate appointee, the party whose appointee is the subject to the protest shall within the next ten (10) day period either give notice to the other of a new appointee or bring an action for a judicial determination as to whether its original appointee was either independent or qualified or both, according to the particulars of the protest;

iv)	If such party elects to make a new appointment, the right of the other party to protest as aforesaid shall apply with respect to the new appointee; if it is judicially determined mat an appointee was either no-independent or unqualified, the party whose appointee was ineligible shall within ten (10) days of such determination give notice to the other of a new appointee whereupon the preceding provisions of this section shall again apply;

v)	If within the fifteen (IS) day period set out in the subparagraph (i) of this subsection either Landlord or Tenant fails to make an appointment and so to identify its appointee, the Fair Market Rent shall be determined by the appointee of the party which has made an appointment and so given notice thereof;

vi)	Within thirty (30) days of the date on which the identity of either the single appointee or the two appointees has been ascertained, either the appointee or appointees, as the case may be, shall determine the Fat Market Rent and each party, or the party making the only appointment as the case may be, shall give notice of the determination made by it appointee to the other,

vii)	If the appointee of either party fails to do so, or if either party fails to give notice to the other party of the determination of Fair Market Research made by the appointee of the other parry shall govern;

viii)	If the determinations of Fair Market Rent by the two appointees differ by less than ten percent (10%), then Fair Market Rent shall be the average of the two determinations;

ix)	If the determinations of Fair Market Rent by the two appointees difference by ten percent (10%) or more, then the two appointees will select third independent and qualified person who will choose one or other c the determinations made as aforesaid and the rate so chosen will t Fair Market Rent;

x)	If the two appointees cannot agree on the selection of the third person; then the provisions of the Arbitrations Act shall apply for the appointment of a single arbitrator. The sole function of the person: appointed shall be to choose one or the other of the determination made as aforesaid.

c)

If Fair Market Rent as determined pursuant to subsection (b) is greater than Tenant has paid in accordance with the Fair Market Rent Notice, Tenant shall immediately pay to Landlord the difference and shall thereafter ma the payments of minimum (basic) rent equal to the greater of Fair Market Rent as so determined and the highest amount of Annual Rent payable during the Term. If the amount of Fair Market Rent is less than that stipulated in the Fair Market Rent Notice, Landlord shall immediately refund to Tenant any overpayment made by Tenant.

d)	If Fair Market Rent as determined pursuant to subsection (b) is less than eighty-five percent (85%) of the amount stipulated in the Fair Market Rent Notice, Landlord shall pay the fees of all the appraisers and, if applicable, the arbitrator and if Fair Market Rent as so determined by eighty-five percent (85%) or more of the amount so stipulated, Tenant shall pay all such fees.

The following is added to the Lease as Section 9.00:

Section 9.00 - Deposit

9.00	Deposit - Tenant will provide a deposit in the amount of 34753.76 payable to Oxford Development Group Inc., In Trust which will be credited against gross rent payable under the Lease as it falls due.

The following is added to the Lease as Section 10.00:

Section 10.00-EMF

10.0	EMF Emissions and Other Interference - The Tenant shall not install any equipment on or about the Premises mat will produce EMF Emissions or other emissions, that interfere with other Tenants’ or the Building’s day-to-day operations. Tenant covenants and agrees that its operation of its equipment shall not cause any interference with or degradation of any other signals lawfully transmitted or received or systems operating on or about the Premises or the Building. If such interference or degradation is reasonably demonstrated to Tenant, Tenant shall, upon receiving notice from Landlord, immediately correct the problem.

The following is added to the Lease as Section 11.00:

Section 11.00 - Restoration

11.00	Restoration - Upon expiration of the Lease, the Tenant shall restore the Premises and all ancillary equipment, conduits and cabling relating to the Premises to base building condition as per the terms of the Lease. The Tenant shall have the right to remove any of its trade fixtures or trade equipment, furniture, work stations or enviro walls, and in the event that the Tenant does not remove any of its fixtures or trade equipment from the Premises; the Tenant shall be responsible to repair any damage which may have been caused to the Premises or the Building by the installation or removal thereof, subject to normal wear and tear.

The following is added to the Lease as Section 12.00:

Section 12.00 - First Opportunity to Lease

12.00	First Opportunity to Lease - Subject to existing tenants prior rights and provided:

a)	The Tenant is not then in default thereunder of its obligations under this Lease, nor has it been in chronic default of any of its Lease obligations during the Term (which default in each case will be evidenced by written correspondence by the Landlord);

b)	3407276 Canada Inc., operating as Bridgepoint Enterprises, is in possession of all of the Premises, has not sublet all or part of the Premises except to those companies to whom the Tenant is then providing telecommunications services, or assigned the Lease; and

c)	there has not been a change in effective control of Tenant unless such change in effective control is an amalgamation or merger of the Tenant as part of E corporate reorganization or takeover which does not affect the creditworthiness of the Tenant;

then the Tenant shall be granted an ongoing First Opportunity to Lease the remaining area on the third (3^) floor as shown on Schedule MC1” (the “Expansion Premises). If the Landlord obtains serious interest from a potential tenant a determined by the Landlord for all or part of the Expansion Premises, the Landlord will notify the Tenant The Tenant will then have five (5) business days to submit an Offer to Lease for the Expansion Premises. If the Tenant fails to submit a; Offer to Lease which is acceptable to the Landlord, the Landlord shall be free t accept an Offer to Lease from the said potential tenant on whatever terms the Landlord may determine.

The following is added to the Lease as Section 13.00:

Section 13.00 - Assignment and Subletting

13:00	Assignment and Subletting - In addition to Article 10 of this Lease;

a)	The Tenant shall have the right to assign or sublet all or part of the Premises as per the Lease.

b)	There shall be no requirement in the Lease to obtain the Landlord’s consent to a change in control of the Tenant or any corporation with which the Tenant is amalgamated or merged as part of a corporate reorganization or take-over of the Tenant provided there is no change in the creditworthiness of the Tenant as determined by the Landlord acting in its sole discretion. The Tenant shall furnish the Landlord with copies of Articles of Incorporation and any reconfirmation of the relationship with the Affiliate as Landlord may reasonably require.

c)	Tenant shall be entitled to make or effect any mortgaging, charging or otherwise encumbering of the Premises, any part thereof, and this Lease, for the purpose of securing any loan or the repayment thereof by the Tenant

d)	The Tenant shall be permitted to sublease all or part of the Premises at Net Rental rates above the Tenant’s rates to companies to whom the Tenant is providing telecommunications services.

The following is added to the Lease as Section 14.00:

Section 14.00 - Storage Space

14.00	Storage Space - The Tenant shall commit to lease, up to approximately 300 square feet of storage space located in the basement level of the Building, for the entire Term of this Lease and any renewal thereof. The gross rental for such space shall be fifteen dollars ($15.00) per square foot gross for the term and any renewals thereof.

The following is added to the Lease as Section 15.00:

Section 15.00 - No Distraint on Certain Personal Property

15.00	No Distraint on Certain Personal Property - Notwithstanding any provision of the Lease, the Landlord agrees that the Landlord’s right of distraint or right to remove the personal property of the Tenant (the “Tenant’s Property”), if any shall not apply to any computer tapes, computer programs, disks documentation, customer lists, manuals, computer hardware furniture, enviro walls, any telecommunications equipment which are the property of the tenant or owned by a third party of which the Tenant has use of for its benefit The Landlord further agrees that the Tenant’s Property may be sold, disposed of or removed by the tenant without substituting new goods or chattels of equal value thereto and the tenant shall be permitted to subject the Tenant’s Property t mortgages, charges, or encumbrances without the prior consent c the Landlord but with prior written notice.

The following is added to the Lease as Section 16.00:

Section 16.00 - Access

16.00	Access - Subject to the Terms of the Lease, during the Term of the Lease and any renewals or extensions thereof, the Tenant shall be allowed 24 hour a day, 7 days a week access to the Premises, common areas, Building conduits, roof and Antennae as per the Lease.

The following is added to the Lease as Section 17.00:

Section 17.00 - Special Terms

17.00	Special Terms - Provided:

a)	The Tenant is not then in default thereunder of its obligations under this Lease, nor has it been in chronic default of any of its Lease obligations during the Term (which default in each case will be evidenced by written correspondence by the Landlord);

b)	3407276 Canada Inc., operating as Bridgepoint Enterprises, is in possession of all of the Premises, has not sublet all or part of the Premises except to those companies to whom the Tenant is then providing telecommunications services, or assigned the Lease; and

c)	there has not been a change in effective control of Tenant unless such change in effective control is an amalgamation or merger of the Tenant as part of a corporate reorganization or takeover which does not affect the creditworthiness of the Tenant the Tenant shall have the one time right to install the following. Should the Tenant not install, or should any item be unable to be installed in the Building for any reason, the Tenant shall have no further right under this Lease to install the following items:

i)	Conduits: The Landlord shall allow the Tenant at its sole cost and expense to bring one four-inch conduit from the street to the Premises. The Tenant shall have access to building risers, conduits and above-ceiling spaces at no cost for the term of the Lease and any renewals. Any and all access to Building risers, conduits and above-ceiling spaces shall be approved by the Landlord acting in its sole discretion.

ii)	Rooftop Antennae: The Tenant shall have the right to install up to three (3 antennae on the roof, and ancillary equipment to be located in the rooftop) mechanical room on the roof of the Building at the Tenant’s sole cost and expense on a yearly basis. The installation, size and location of sue) ancillary equipment and antennae shall comply with all government: requirements (local, provincial and federal), but prior to any such installation such specifications and location shall first be reviewed and approved by the Landlord, acting reasonably, and will be mutually agreed to by the Landlord and the Tenant, both acting reasonably. The Tenant shall be charge $5,000.00 during Years 1 to 5 and $10,000.00 during Years 6 to 10 per antenna that is actually installed, for the use of the roof and a portion of the rooftop mechanical room of the Building.

The Tenant shall execute the Landlord’s standard form of license agreement in respect of the designated area and the antennae, and the Tenant agrees mat it shall be solely responsible for all costs including but not limited to electricity, installation, testing any additional structural support, maintenance, operations and removal of the antennae. Upon the removal of the antenna, expiry of the Term, Renewal Term or earlier termination thereof, the Tenant shall be obligated to remove the antennae and all related equipment from the Building and rooftop of the Building and restore both to the condition it was in prior to any such installation.

iii)	Emergency Power Supply: The Tenant, provided it is not in default under the Lease, shall be permitted at its sole expense, to supply and install, at any time during the Term, an emergency power generator (250 to 350 KVA) and fuel tank for the Tenant’s exclusive use, at no cost throughout the Term or any renewal periods provided such location and method of installation has been approved by the Landlord acting reasonably. The area on the roof is to be designed by the Landlord for the Tenant’s exclusive use, and mutually accepted by both parties during the Inspection Period defined herein. The Tenant agrees that is shall be solely responsible for all costs including, but not limited to, electricity,, installation, testing and .maintenance, operating and removal of the generator and all associated cabling and equipment Upon the expiry of the Term, Renewal term or earlier termination thereof, the Tenant shall be obligated to remove the generator and all related equipment from the roof of the Building and restore the Building to the condition it was in prior to any such installation. The Landlord shall provide up to 30 kVA of power from the building generator for a period of six (6) months from the time the Tenant takes occupancy for Tenant’s temporary use only at no cost

iv)	Air Conditioning: The Tenant will have the right to supply and install air conditioning units or condensers to service the Premises (two units of fifteen tons each), at die Tenant’s sole cost and expense provided such location and method of installation has been approved by the Landlord acting reasonably. Prior to any such installation, the Tenant shall have the option to locate the air conditioning units or condensers on the roof in any area to be reviewed and mutually agreed to by the Landlord and the Tenant, both acting reasonably, within the Inspection Period as defined herein. Upon the expiration of the Term, Renewal Term or earlier termination thereof, the tenant shall be obligated to remove the air conditioning units and/or condensers and al related equipment from the Building and restore the Building to the condition it was in prior to any such installation. The Tenant can remove and use an} or all HVAC systems on the 5* floor.

v)

Raised Flooring: The Tenant shall remove and use within • its specified Premises all of the raised flooring, including ramps and other raised floor accessories currently located in the vacant space on the 5*° and 10[m] floors.

vi)	Security System: The Tenant shall install a 24-hour security system in the Premises and the Landlord agrees to allow the Tenant’s system to be tied in with the Landlord’s security system, if possible, provided such installation does not increase the cost of security to the Landlord. If the cost of sue! security services does increase due to the Tenant’s requirement, the Tenant shall pay all additional costs.

vii)	External Venting: Depending on the equipment installations within the Premises, and given the Use of the Tenant, it may be necessary to provide direct venting from the Premises to the exterior of the Building for such items as generator exhaust fumes, heating, ventilation and air conditioning equipment exhaust and fire suppression equipment The location of my required vents will be subject to the Landlord’s reasonable approval to be mutually agreed to by the Landlord and the Tenant, both acting reasonably, within the Inspection period as defined herein, and giving due regard to the established architectural integrity of the Building. Upon the expiry of the Term, Renewal Term or earlier termination thereof, the Tenant shall be obligated to remove the external venting and all related equipment from the Building and restore the Building to the condition it was in prior to any suet installation.

THIS LEASE AMENDING AGREEMENT made as of the 1” day of October, 2000.

BETWEEN:

LOCATION[3] LIMITED

(herein called the “Landlord”)

OF THE FIRST PART

-and-

BRIDGEPOINT INTERNATIONAL (CANADA) INC.

(herein called the “Tenant”)

OF THE SECOND PART

WHEREAS by a lease dated as of the 20th day of July, 1999, (herein called the “Lease”) made between the Landlord and the 3407276 Canada Inc., operating as Bridgepoint Enterprises (herein called “Enterprises”) the Landlord leased to Enterprises certain premises located on the 3rd Floor (herein called the “Original Premises”) of the office building located at 55 York Street, Toronto, Ontario, and more particularly described in Schedule “A” attached hereto and Schedule “A” to the Lease (herein called the “Building”) for a term of ten years commencing on the 1th day of November, 1999, at the rent therein reserved and upon and subject to the terms and conditions therein contained;

AND WHEREAS by Certificate of Amendment dated the 15th day of September, 1999, the name of Enterprises was changed to Bridgepoint International (Canada) Inc., the Tenant herein;

AND WHEREAS the Landlord has agreed to lease to the Tenant and the Tenant has agreed to lease from the Landlord: 0) the office premises located on the 5th Floor of the Building at the approximate location shown outlined in red on Schedule “B” attached hereto having a rentable area of approximately Eight Thousand and Sixty-two (8,062) square feet (herein called “Premises A”); (ii) that portion of the office premises located on the 3rf Floor of the Building at the approximate location shown outlined in green on Schedule “B” attached hereto having a rentable area of approximately Three Thousand Nine Hundred and Forty-one (3,941) square feet (herein called “Premises B”); and (Hi) the storage premises located in the basement of the Building having a rentable area of approximately One Hundred and Four (104) square feet

(herein called “Premises C); the area of each of Premises A, Premises B and Premises C (herein collectively called the “Additional Premises”) being subject to the Architect’s verification which shall be measured and calculated in accordance with subclause 2(s) of the Lease, for the term, at the rent and upon and subject to the terms and conditions herein specified;

AND WHEREAS the Landlord and the Tenant have agreed to amend the Lease in the manner herein provided and that all capitalized terms used in this Agreement shall have the meanings ascribed thereto in the Lease unless the context otherwise requires.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises, the covenants and agreements herein contained and other good and valuable consideration, the parties hereto covenant and agree as follows:

DEMISE OF PREMISES

1. The Landlord hereby demises and leases to the Tenant: (i) Premises A to have and to hold Premises A for and during the term of nine (9) years and one (1) month to be computed from the 1st day of October, 2000, and thenceforth next ensuing and fully to be completed on the 31st day of October, 2009; and (ii) Premises B to have and to hold Premises B for and during the term of eight (8) years and eleven (11) months to be computed from the 1st day of January, 2001, and thenceforth next ensuing and fully to be completed on the 31st day of October, 2009; and (iii) Premises C to have and to hold Premises C for and during the term of nine (9) years and one (1) month to be computed from the 1st day of October, 2000, and thenceforth next ensuing and fully to be completed on the 31st day of October, 2009; upon and subject to all of the terms and conditions contained in the Lease, including but not limited to the obligation of the Tenant to pay additional rent, except that the Tenant’s obligation to pay annual rent in respect of the Additional Premises shall be as set out in paragraph 2 below and except as otherwise provided herein.

ANNUALRENT

2. (a) The Tenant hereby accepts and leases the Additional Premises from the Landlord and shall pay rent to the Landlord yearly and every year during the term without prior demand and without any deduction, abatement or set-off whatsoever in lawful money of Canada by cheque or money order payable to the Landlord at Toronto or to such other person or at such other place in Canada as the Landlord may direct from time to time as follows:

0) the Tenant shall pay to the Landlord as net annual rent for Premises A:

(A) the sum of $104,806.00 per annum, based on the annual rate of $13.00 per square foot of the Rentable Area of Premises A, payable without notice in equal consecutive monthly installments of $8,733.83 each in advance on the first day of each calendar month during the period from the 1st day of October, 2000, to the 31st day of October, 2001;

(B) the sum of $128,992.00 per annum, based on the annual rate of $16.00 per square foot of the Rentable Area of Premises A, payable without notice in equal consecutive monthly instalments of $10,749.33 each in advance on the first day of each calendar month during the period from the 1st day of November, 2001, to the 31st day of October, 2003;

(C) the sum of $137,054.00 per annum, based on the annual rate of $17.00 per square foot of the Rentable Area of Premises A, payable without notice in equal consecutive monthly installments of $ 11,421.17 each in advance on the first day of each calendar month during the period from the 1st day of November, 2003, to the 31st day of October, 2004; and

(D) the sum of $161,240.00 per annum, based on the annual rate of $20.00 per square foot of the Rentable Area of Premises A, payable without notice in equal consecutive monthly installments of $13,436.67 each in advance on the first day of each calendar month during the period from the 1st day of November, 2004, to the 31st day of October, 2009;

(ii) the Tenant shall pay to the Landlord as net annual rent for Premises B:

(A) the sum of $51,233.00 per annum, based on the annual rate of $13.00 per square foot of the Rentable Area of Premises B, payable without notice in equal consecutive monthly installments of $4,269.42 each in advance on the first day of each calendar month during the period from the 1st day of January, 2001, to the 31st day of October, 2001;

(B) the sum of $63,056.00 per annum, based on the annual rate of $16.00 per square foot of the Rentable Area of Premises B, payable without notice in equal consecutive monthly installments of $5,254.67 each in advance on the first day of each calendar month during the period from the 1st day of November, 2001, to the 31st day of October, 2003;

(Q the sum of $66,997.00 per annum, based on the annual rate of $ 17.00 per square foot of the Rentable Area of Premises B, payable without notice in equal consecutive monthly installments of $5,583.08 each in advance on the first day of each calendar month during the period from the 1st day of November, 2003, to the 31st day of October, 2004; and

(D) the sum of $78,820.00 per annum, based on the annual rate of $20.00 per square foot of the Rentable Area of Premises B, payable without notice in equal consecutive monthly installments of $6,568.33 each in advance on the first day of each calendar month during the period from the 1st day of November, 2004, to the 31st day of October, 2009; and

(iii) the Tenant shall pay to the Landlord as gross annual rent for Premises C the sum of $1,560.00 per annum, based on the annual rate of $15.00 per square foot of the Rentable Area of Premises C, payable without notice in equal consecutive monthly installments of $130.00 each in advance on the first day of each calendar month during the term, the first such monthly installment to be paid on the 1st day of October, 2000.

(b) It is the intent of the Landlord and the Tenant that the annual rent for Premises A and Premises B (herein collectively called the “Office Premises”) shall be net to the Landlord and that as additional rent in respect of the Office Premises the Tenant shall pay to the Landlord the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses in equal monthly installments in advance as more particularly set forth in the Lease, and the Tenant shall pay to the Landlord Utility Charges and Service Costs, any Special Tenant Operating Expenses and the Cost of Additional Services as set forth in the Lease.

(c) Notwithstanding anything contained in the Lease to the contrary, it is the intent of the Landlord and the Tenant that the annual rent for Premises C shall be gross to the Landlord and the Tenant shall not be obliged to pay to the Landlord the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses or any Utility Charges and Service Costs in respect of Premises C, but that the Tenant shall be obliged to pay to the Landlord as additional rent in respect of Premises C all Special Tenant Operating Expenses and the Cost of Additional Services as set forth in the Lease, provided that if during the term there is an increase in Allocable Taxes in respect of Premises C as a result of any reassessment of those premises in the Building identified as storage premises, the Tenant shall pay to the Landlord each year during the term as additional rent that portion of the increase attributable to Premises C.

DEPOSIT

3. Landlord acknowledges receipt of a deposit in the amount of $56,809.80, GST included, to be credited against the first two months gross rent payable under the Lease.

ESTIMATED ADDITIONAL RENT

4. The Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses is estimated by the Landlord for the year 2000 to be $13.54 per square foot of the Rentable Area of the Additional Premises.

USE

5. The wording of subclause 4(c) of the Lease is hereby deleted and replaced with the following wording:

The Tenant shall use the Original Premises and the Additional Premises only for the purposes of: (i) in the case of the Original Premises and the Office Premises, the management and operation of the Tenant’s facilities and the communications equipment of the Tenant’s telecommunications customers (herein called the “Customers”), and offices for the conduct of the Tenant’s business; and (ii) in the case of Premises C, the storage of items related to the Tenant’s business; and shall not use or permit to be used the

Original Premises or the Additional Premises or any part thereof for the purpose of a workshop or for the sale of goods or for any other purpose or business. The Landlord acknowledges that the Tenant’s business to be conducted in the Original Premises and the Office Premises requires the installation on such premises of certain communications equipment by Customers in order for the Customers to interconnect with the Tenant’s facilities or to permit the Tenant to manage or operate the Customers’ communications equipment pursuant to co-location and other services agreements entered into by the Tenant with its Customers (herein called the “Co-location Agreements”).

ACCESS BY CUSTOMERS

6. Customers that have entered into Co-location Agreements with the Tenant shall be permitted access to the Original Premises and the Office Premises at the times access is allowed to the Tenant pursuant to Section 16.00 of Schedule “D” to the Lease.

CO-LOCATION AGREEMENTS

7. Notwithstanding anything contained in the Lease to the contrary, any Co-location Agreements entered into by the Tenant with its Customers shall not be considered to be sublettings or assignments pursuant to clause 10 of the Lease.

SIGNAGE

8. The Tenant shall be permitted to have installed in compliance with the provisions of the Lease base Building signage in those areas designated by the Landlord on the Building lobby directory board, the floor lobby directory and the entrances to the Office Premises.

CONDITION OF PREMISES

9. The Additional Premises shall be provided in an “as is” condition, subject only to completion by the Landlord of the Landlord’s Work specified in paragraph 13 below.

RELOCATION COST

10. The Tenant acknowledges that the leasing pursuant hereto of that portion of Premises B described as Suite 350 is subject to the relocation of a pre-existing tenant of said Suite 350 by the Landlord. The Tenant shall pay to the Landlord all of the costs incurred by the Landlord, acting prudently, to relocate such pre-existing tenant to other premises in the Building (herein called the “Relocation Expense”). The Relocation Expense was estimated to be $5,000.00 and that amount has been amortized by monthly installments over the term hereby granted and included in the annual rent set out in clause 2(a) above. The Landlord shall supply the Tenant with copies of invoices or other support for the Relocation Expense and the amount by which the Relocation Expense exceeds the amount so estimated shall be deducted from the Leasehold Improvement Allowance specified in paragraph 12 below.

EDITORING PERIOD

11. Provided that the Landlord has obtained vacant possession of the Additional Premises and has completed any of the Landlord’s Work necessary for the performance of the Tenant’s Work specified in paragraph 13 below, the Tenant shall be permitted to have occupancy of the Additional Premises prior to the Commencement Date to carry out the Tenant’s Work, and such occupancy may be either exclusive or in common with the Landlord and its contractors, subcontractors arid employees. During such period of occupancy by the Tenant prior to the Commencement Date (the “Fixturing Period”) the Tenant shall be bound by all of the provisions hereof and of the Lease except that the Tenant shall not be required to pay any annual rent or the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses or Utility Charges and Service Costs for such period.

LEASEHOLD IMPROVEMENT ALLOWANCE

12. The Landlord will pay on behalf of the Tenant, as a contribution towards the costs to be incurred by or on behalf of the Tenant of the Tenant’s Work, a leasehold improvement allowance equal to the lesser of: (i) the actual cost of the Tenant’s Work; and (A) $20.00 per square foot of the total Rentable Area of the Office Premises; plus applicable goods and services tax (herein called the “Leasehold Improvement Allowance”). The Leasehold Improvement Allowance shall be payable to the approved contractor and/or project manager performing the Tenant’s Work in installments as agreed between the Landlord and the Tenant against contractor’s invoices as approved and certified to be correct by the Tenant and issued for work certified by the Tenant to have been completed. All payments shall be subject to applicable construction lien holdback requirements and the final ten percent (10%) holdback shall be paid only after termination of the applicable holdback period pursuant to the Construction Lien Act (Ontario) and following receipt by the Landlord of satisfactory evidence by way of statutory declaration verifying the substantial completion of, and the expiry of all claims for lien with respect to, the Tenant’s Work.

LANDLORD’S WORK

13. The Landlord shall carry out such work (the “Landlord’s Work”), at the sole cost of the Landlord, as is necessary to prepare the Office Premises for the performance of the Tenant’s Work in accordance with the Tenant’s specifications and detailed space plan approved by the Landlord. Such work shall be performed using the standard materials and finishes for the Building and shall include the following:

(a) Building standard HVAC installed and working to Building standard specifications;

(b) Building standard electrical supply to the Office Premises;

(c) Building standard T-bar ceiling and acoustic tile installed;

(d) Building standard light fixtures installed and working;

(e) Building standard sprinkler system installed and working;

(f) One (1) 3 inch riser with an EMT conduit for the Tenant’s use from the basement of the Building to a designated communications room on each of the floors of the Building on which the Office Premises and the Original Premises are located; and

(g) Building standard blinds on all outside windows.

The Landlord and the Tenant shall meet to establish a schedule for completion of any of the Landlord’s Work which requires co-ordination with the Tenant’s Work and the Tenant shall use its best efforts to assist the Landlord in completing the Landlord’s Work in accordance with such schedule, provided that the Landlord shall not be responsible for any delays caused by the Tenant’s failure to agree to or act in accordance with such schedule.

TENANT’S WORK

14. The Tenant shall be responsible at the Tenant’s sole cost and expense for the construction and installation of all of the Tenant’s leasehold improvements (the “Tenant’s Work”) and the performance of all work and the provision of all services, materials and equipment necessary for the completion of the Tenant’s Work, other than work expressly included as part of the Landlord’s Work, provided that the Tenant shall obtain the Landlord’s written approval for all of the Tenant’s plans and specifications prior to the commencement of any work, including but not limited to any changes to the base Building standard systems, installations, construction and equipment necessitated by the Tenant’s Work. The construction and installation by the Tenant of the Tenant’s Work shall be subject to all of the provisions of the Lease and, in addition, shall be carried out in compliance with the following procedures:

(a) The Tenant shall submit to the Landlord for approval by the Landlord’s consultants, stamped interior design, mechanical and electrical/engineering drawings completed by a registered member of ARIDO showing the complete scope of the Tenant’s Work, and it will be the Tenant’s responsibility to obtain all necessary approvals and building permits from authorities having jurisdiction. No work may be commenced until such approvals have been obtained, and all work shall be performed in accordance with reasonable conditions and regulations imposed by the Landlord and shall be subject to inspection by, and the reasonable supervision of, the Landlord or its agent, the cost of which shall be recoverable by the Landlord from the Tenant;

(b) All costs to complete the Tenant’s Work, whether incurred by the Tenant or by the Landlord, will be for the account of the Tenant including, if applicable, provision of temporary services such as power, heat, garbage disposal containers and the use of a designated elevator during the execution of the work, provided that the Landlord shall supply the Tenant with copies of invoices or other support for any such costs incurred by the Landlord;

(c) In the event that changes to the base Building standard systems, installations, construction and equipment are contemplated by the Tenant, the Landlord shall have absolute discretion in determining the necessity for such changes and whether such changes as are approved by the Landlord shall be carried out by the Landlord or the Tenant, and all such changes that are carried out by the Landlord shall be performed at the sole cost and expense of the Tenant, which expense plus ten (10%) percent thereof as an administrative charge shall be paid by the Tenant to the Landlord forthwith on demand therefor and shall be recoverable by the Landlord in the same manner as rent, provided that the Landlord shall supply the Tenant with copies of invoices or other support for all such expenses;

(d) All work must be carried out in accordance with the plans and specifications approved by the Landlord and in a good and workmanlike manner as quickly as possible and with minimum inconvenience to other occupants of the Building; and

(e) Prior to commencing work, the Tenant will arrange for All Risk, Fire and Public Liability and Property Damage Insurance in an amount and with an insurer acceptable to the Landlord and naming the Landlord and Colliers Macaulay Nicolls (Ontario) Inc., the Landlord’s property manager, as additional insureds.

LEASE RENEWAL OPTION

15. The option to renew the Lease set out in Section 7.00 of Schedule “D” to the Lease is hereby ratified and is confirmed to be applicable to both the Original Premises and the Additional Premises in accordance with its terms.

RESTORATION

16. On the expiry of the term or any extension of the term of the Lease, the Tenant shall, at its sole cost and expense: (i) remove from the Additional Premises and the Building all ancillary equipment, conduits and cabling relating to the Additional Premises installed by or for the Tenant, including but not limited to the equipment installed on the roof of the Building such as generators, condensers, auxiliary chillers and antennae, or in the basement of the Building such as fuel storage containers; (ii) remove from the Additional Premises the trade fixtures, trade equipment, furniture and work stations placed or installed in the Additional Premises by or for the Tenant; and (iii) repair any damage caused to the Additional Premises or the Building by the placement, installation or removal as aforesaid and restore the Additional Premises to base Building condition in accordance with the provisions of the Lease, subject to normal wear and tear.

ELECTROMAGNETIC INTERFERENCE

17. The wording of Section 10:00 of Schedule “D” to the Lease is hereby deleted and replaced with the following:

The Tenant shall be responsible for ensuring that the construction, installation, operation and use of the Tenant’s communications cables, fibre, equipment, apparatus and ancillary attachments do not interfere with, disrupt or degrade the signals lawfully transmitted or received by, or the equipment or systems used or operated by, the Landlord or any tenant or other occupant of the Building, and are at all times in full compliance with all laws, rules, regulations and the orders of authorities having jurisdiction applicable to the production, emission and/or transmission of electromagnetic signals or radiation. In the event of any such interference, disruption or degradation, the Tenant shall take all reasonable action necessary to cause all such interference, disruption or degradation to cease forthwith after receipt by the Tenant of notification thereof in writing from the Landlord, failing which the Landlord shall be entitled, without prejudice to any other rights or remedies available to the Landlord, to terminate the Lease by giving fifteen (IS) days written notice of such termination to the Tenant, provided that if the interference, disruption or degradation cannot be rectified or cured immediately and the Tenant commences forthwith after receipt of the Landlord’s written notice thereof and thereafter continuously and diligently pursues such reasonable action as is necessary to rectify or cure such interference, disruption or degradation, the Landlord shall not be entitled to terminate the Lease unless such interference, disruption or degradation has not wholly ceased within forty-five (45) days next following receipt by the Tenant of the Landlord’s written notice thereof.

ELECTRICITY CHECKMETERS

18. The Tenant shall install, at the Tenant’s sole expense, a checkmeter for Premises A and a checkmeter for Premises B and the Original Premises for the monitoring of all electricity usage in the Office Premises and the Original Premises. If the use of electricity in any of Premises A, Premises B or the Original Premises is in excess (on a per square foot basis) of the normal office consumption in the Building, the cost of the excess electricity usage shall be charged to and paid by the Tenant as a Special Tenant Operating Expense. The Tenant shall allow unrestricted access by the Landlord to the checkmeters for the monitoring and verification of electricity usage.

COMMUNICATIONS CABLES AND FIBRES

19. All of the Tenant’s communication cables and fibres to and from the Additional Premises shall be distributed through a base building 3 inch riser space supplied and installed by the Landlord with EMT conduit as provided in paragraph 13 above. Any additional riser space required by the Tenant shall be subject to the Landlord’s prior written consent, which shall not be unreasonably withheld, and shall be installed by the Landlord at the sole cost and expense of the Tenant, which expense plus ten (10%) percent thereof as an administrative charge shall be paid by the Tenant to the Landlord forthwith on demand therefor and shall be recoverable by the Landlord in the same manner as rent.

ELECTRICAL SOURCE

20. The Landlord shall allow the Tenant the use of 500 kw/600 volts electrical power supply for the Office Premises and the Original Premises to be connected off side A only of the secondary switchboard located in the Building’s basement electrical room. The Tenant shall be responsible for any transformation of the electrical supply voltage to the actual voltage required by the Tenant for the operation of its equipment. If and when the Tenant requires electrical power in excess of the allotted power supply (500 kw/600 volts) referred to above, the Landlord at the Tenant’s written request and at the Tenant’s sole cost and expense shall use its best efforts to cause up to 500 kw/600 volts of additional electrical power to be supplied to the Office Premises and the Original Premises and shall determine the “replacement cost” of such additional electrical power, which cost plus ten percent (10%) thereof as an administrative charge shall be paid by the Tenant to the Landlord forthwith on demand and shall be recoverable by the Landlord in the same manner as rent.

GENERATOR AND CONDENSERS

21. (a) Subsection 17:00 (iii) of Schedule “D” to the Lease is hereby amended by deleting from the third line “(250 to 350 KVA)” and inserting “(800 KVA)” in replacement thereof, and subsection 17:00 (iv) of Schedule “D” to the Lease is hereby amended by deleting from the second line the words “two units of fifteen tons each” and inserting the words “four condenser units at fifteen tons each and twelve air conditioning units, two at twenty tons each, two at twelve tons each and eight at fifteen tons each” in replacement thereof.

(b) The Landlord acknowledges that the Tenant has installed the generator contemplated under subsection 17:00 (iii) of Schedule “D” to the Lease and the condenser and air conditioning units contemplated under subsection 17:00 (iv) of Schedule “D” to the Lease, in each case at a location and using a method of installation approved by the Landlord.

STORAGE TANKS

22. The Tenant shall be entitled to install in Premises C up to five (5) fuel storage tanks having a capacity of up to one thousand (1,000) litres each.

NORMAL BUSINESS HOURS

23. The wording of subclause 2(p) of the Lease is hereby deleted and replaced with the wording “Normal Business Hours shall mean and refer to the hours from 7:00 a.m. to 6:00 p.m. on each Business Day, the hours from 8:00 a.m. to 2:00 p.m. on Saturdays and such other hours as may be designated by the Landlord from time to time.”

NOTICES

24. (a) The address of me Landlord set out in clause 21 of the Lease is hereby deleted and replaced with the following:

Location[3] Limited
c/o Colliers Macaulay Nicolls (Ontario) Inc.
Suite 2200
1 Queen Street East
Toronto, Ontario
M5C2Z2

Fax:	416-777-2277

Attention:	Property Manager, 55 York Street, Toronto

(b) The address of the Tenant set out in clause 21 of the Lease is hereby deleted and replaced with the following:

Bridgepoint International (Canada) Inc.
Suite 2300
800 Rene-Levesque Boulevard West
Montreal, Quebec
H3B 1X9

Fax:	514-878-1295

Attention:	Chief Financial Officer

ACKNOWLEDGEMENT

25. The Landlord and the Tenant each acknowledge that the First Opportunity to Lease set out in Section 12:00 of Schedule “D” to the Lease is no longer applicable and is hereby deleted, and that the Tenant’s obligation to lease storage space in the basement of the Building set out in Section 14:00 of Schedule “D” to the Lease has been satisfied.

GST

26. Notwithstanding any other provisions hereof or of the Lease, the Tenant shall pay to the Landlord an amount equal to any and all goods and services taxes, sales taxes, value added taxes, business transfer taxes, and any other taxes imposed on the Landlord or the Tenant with respect to the rent (annual rent, additional rent or any other amounts payable by the Tenant to the Landlord hereunder or under the Lease) payable by the Tenant to the Landlord pursuant hereto or to the Lease, or in respect of the rental of space hereunder or under the lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax, or otherwise (hereinafter individually and collectively called “Sales Taxes”). The amount of the Sales Taxes so payable by the Tenant shall be calculated by the Landlord in accordance with the applicable legislation and shall be-paid to the Landlord at the same time as the amounts to which such Sales Taxes apply are payable under the terms hereof or of the Lease or upon demand or at such other time or times as the Landlord from time to time determines. Despite any other provisions of the Lease, the amounts payable by the Tenant pursuant to this paragraph shall be deemed not to be rent, but the Landlord shall have all of the same rights and remedies for the recovery of such amounts as it has for recovery of rent under the Lease.

RATIFICATION

27. The contents of this Agreement are hereby incorporated in and deemed to form a part of the Lease; all of the covenants, terms, conditions and provisions contained in the Lease modified or supplemented by the provisions of this Agreement, as applicable to the Additional Premises and/or the Original Premises, are hereby ratified and confirmed; all of the obligations and liabilities of the Tenant under and pursuant to the Lease as modified or supplemented by this Agreement, including, without limitation, the obligation of the Tenant to pay annual rent in respect of the Original Premises as set out in the Lease and in respect of the Additional Premises as set out in this Agreement, are binding on and enforceable against the Tenant; and all references to the Premises in the Lease, except for the two sentences beginning with the word “witnesseth” on page 4 of the Lease, clause 1 of the Lease, Sections 1.00,2.00, 3.00,4.00, 5:00, 6.00, 9.00, and 11.00 of Schedule “D” to the Lease, and Schedule “C” to the Lease, which are applicable solely to the Original Premises, and except for subclause 2(r) in the Lease which in respect of the Additional Premises shall not include Premises C, shall be deemed for all purposes of the Lease to be references to each of the Original Premises and the Additional Premises.

MERGER

28. This Agreement supercedes and replaces the Agreement to Lease dated September 14,2000, entered into between the parties hereto which, on the execution of this Agreement, shall be deemed to have merged and shall have no further force or effect.

SCHEDULES

29. Schedules “A” and “B” annexed hereto are incorporated herein by this reference and form a part of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

LANDLORD	LOCATION3 LIMITED

	Name :	Robert D. Greer, Jr.
	Position:	Secretary

I have authority to bind the Corporation.

TENANT	BRIDGEPOINT INTERNATIONAL (CANADA) INC.

	Name -	Richard Gendron
	Position -	President & COO

Per:

	Name:	Yves Grou
	Position -	CFO

We have authority to bind the Corporation.

SCHEDULE “A”

DESCRIPTION OF LANDS

55 York Street, Toronto

All that certain parcel of land situate, lying and being in the City of Toronto, in the Municipality of Metropolitan Toronto and Province of Ontario and being composed of parts of lots numbers three (3) and four (4) and five (5) on the east side of York Street as shown on a plan now filed in the Registry Office for the Registry Division of Toronto as No. 52, and part of the street fifty feet (50’) in width, lying on the south of the said lot five (5) as shown on the said plan, which may be more particularly described as follows:

COMMENCING at a point in the easterly limit of York Street where it is intersected by the northerly limit of Piper Street as established by By-law No. 3925 of the City of Toronto;

THENCE NORTHERLY along the easterly limit of York Street eighty-one feet three inches (81’3”) more or less, to the production westerly of the southerly face of the southerly wall of the brick building standing in December, 1929, upon the westerly part of the said Lot three (3) said point being distant one foot three and one-half inches (1 ‘3-1/2”) more or less, measured northerly from the southerly limit of the said lot three (3);

THENCE EASTERLY along the said southerly face of wall to and along the southerly face of the southerly wall of the easterly part of the said building and continuing thence easterly along the southerly face of the brick buildings immediately adjoining the said brick building on the east one hundred and twenty-six feet one inch (126’ 1”) more or less, to the northerly production of the westerly face of the westerly wall of the old three storey brick building standing in February, 1928, upon the rear part of the said lots four (4) and five (5);

THENCE SOUTHERLY along the said production and the westerly face of the last mentioned wall and its production southerly eighty-three feet six inches (SSV) more or less, to the said northerly limit of Piper Street;

THENCE WESTERLY along the said northerly limit of Piper Street one hundred and twenty-six feet four and three-quarter inches (126’4-3/4”) more or less to the point of commencement.

The east side of York Street is confirmed by Plan BA-681 under the Boundaries Act registered on September 17, 1975 in the Land Registry Office for the Registry Division of Toronto as Instrument Number CT140854.

Being most recently described in a deed of the lands (but excluding the building) by Montreal Trust Company, Trustee to National Trust Company, Trustee registered as Instrument No. CT765296.

THIS IS SCHEDULE “B” REFERRED TO

IN THE ATTACHED LEASE AMENDING AGREEMENT

BETWEEN LOCATION3 LIMITED AS LANDLORD AND

BRIDGEPOINT INTERNATIONAL (CANADA) INC. AS TENANT

ADDITIONAL PREMISES

5* Floor, 55 York Street, Toronto, Ontario

Schedule “B” - Page 2

ADDITIONAL PREMISES

3th Floor, 55 York Street, Toronto, Ontario

ASSIGNMENT

THIS ASSIGNMENT made as of the 15th day of January, 2002.

BETWEEN:

BRIDGEPOINT INTERNATIONAL (CANADA) INC.

(hereinafter called the “Assignor”)

OP THE FIRST PART

-and-

COGNICASE INC.

(hereinafter called the “Assignee”)

OF THE SECOND PART

-and-

LOCATION[3] UMTTED

(hereinafter called the “Landlord”)

OF THE THIRD PART

WHEREAS by a lease dated as of the 20th day of My, 1999, as amended by a lease amending agreement dated as of the 1st day of October, 2000, (herein collectively called the “Lease”) made between the Landlord as landlord and the Assignor as tenant, the Landlord leased to the Assignor certain office premises on the 3rd and 5th Floors and storage premises in the basement (herein collectively called the “Premises”) of the office building located at 55 York Street, Toronto, Ontario, and more particularly described in Schedule “A” attached hereto (herein called the “Building”) for a term ending on the 31st day of October, 2009, (herein called the “Term”) subject to the payment of the rent thereby reserved and to the observance and performance of the covenants, agreements and conditions therein contained;

AND WHEREAS the Lease contains a covenant on the part of the Tenant not to assign the Lease or sublet the Premises without the Landlord’s prior written consent;

AND WHEREAS the Assignor has agreed with the Assignee to assign the Lease to the Assignee subject to the rent thereby reserved and the covenants, agreements and conditions therein contained, and to the Landlord granting its consent thereto;

AND WHEREAS the Assignor has applied to the Landlord for its consent to the assignment of the Lease to the Assignee and the Landlord has agreed to consent to such assignment upon and subject to the terms and conditions set out herein.

NOW THEREFORE THIS ASSIGNMENT WITNESSETH that, in consideration of the premises, the covenants and agreements herein contained and the payment of the sum of TWO DOLLARS ($2.00) by each party hereto to the others (the receipt and sufficiency whereof is hereby acknowledged) the parties hereto respectively covenant and agree as follows:

1. The Assignor as beneficial owner hereby transfers, assigns and sets over unto the Assignee the Premises together with all rights and privileges appurtenant thereto under and pursuant to the Lease, and the Lease together with all benefit and advantage to be derived therefrom, to have and to hold the same unto die Assignee for all the unexpired residue of the Term from and including the 15th day of January, 2002, (herein called the “Effective Date”) subject from and after the Effective Date to the payment of the rent reserved by the Lease and to the observance and performance of the covenants, agreements and conditions contained in the Lease on the part of the tenant to be observed and performed.

2. The Assignor hereby covenants with the Assignee that the Lease is a good, valid and subsisting Lease, that the rent reserved thereby has been duly paid to the Effective Date, that the covenants, agreements and conditions therein contained on the part of the tenant have been duly observed and performed up to the Effective Date, that subject to the consent of the Landlord required pursuant to the Lease, the Assignor is entitled to assign the Lease, that subject to the payment of the rent reserved by the Lease and die observance and performance of the covenants, agreements and conditions on the part of the tenant contained in the Lease the Assignee may enter into and upon and hold and enjoy the Premises for the residue of the Term and any renewal thereof without interruption by the Assignor or any person claiming through the Assignor, and that the Assignor shall from time to time at all times hereafter at the request and cost of the Assignee execute such further assurances in respect of this Assignment as the Assignee may reasonably require.

3. The Assignee hereby covenants with the Assignor that the Assignee will throughout the residue of the Term from and after the Effective Date and any renewal thereof pay the rent reserved by the Lease at the times and in the manner provided therein and observe and perform the covenants, agreements and conditions on the part of the tenant contained in the Lease, and will imdemnify and save harmless the Assignor from all rent, actions, suits, costs, losses, charges, damages and expenses in respect of any non-payment, non-observance or non-performance thereof.

4. The Assignee hereby covenants with the Landlord that the Assignee will from and after the Effective Date throughout the residue of the Term and any renewal thereof pay the rent reserved in the Lease at the times and in the manner therein provided and observe and perform the covenants, agreements and conditions on the part of the tenant contained in the Lease, and will indemnify and save harmless the Landlord from all actions, suits, costs, losses, charges, damages and expenses in respect of any non-payment, non-observance or non-performance thereof.

5 . The Landlord hereby consents to the within assignment of the Lease provided that nothing herein contained shall prejudice or affect or derogate from the original reservation of rent in the Lease or the binding effect of the several covenants, agreements and conditions on the part of the tenant contained in the Lease, or the rights of the Landlord under the Lease including but not limited to the power of re-entry and all other remedies reserved to the Landlord in the Lease for non-payment of rent and breach, non-observance or non-performance of any of the covenants, agreements and conditions on the part of the tenant contained in the Lease, and save as aforesaid the covenant in the Lease against assigning or subletting without the prior written consent of the Landlord shall remain in full force and effect and the consent herein snail not constitute a waiver of the requirement for the consent of the Landlord to any further transfer or other dealing with the Lease or the Premises in accordance with the provisions of the Lease;;

6. The Assignor and the Assignee acknowledge that the Landlord has received estimated amounts only on account of the Tenant’s Proportionate Share of Allocable Taxes and Allocable Operating Expenses payable under the Lease in respect of the Premises for the 2001, calendar year and the month of January, 2002, and the Assignor and the Assignee shall be jointly and severally responsible for, and hereby covenant to pay to the Landlord forthwith after demand, any amount by which the actual amount of such Tenant’s Proportionate Share as calculated by the Landlord when the necessary information for such calculation becomes available exceeds the estimated amounts received by the Landlord prior to the Effective Date, and the Assignor and the Assignee shall be responsible for, and the Landlord shall have no responsibility with respect to, any necessary allocation and adjustment between the Assignor and the Assignee of any such amounts as at the Effective Date.

7. The Assignee shall be entitled to enter into and take possession of the Premises only following delivery to the Landlord of certified copies of policies of insurance or certificates of insurance acceptable to the Landlord verifying that the policies of insurance required to be taken out by the tenant pursuant to the Lease are in full force and effect.

8. The Landlord, by giving its consent pursuant hereto, does not acknowledge or approve any of (he terms of the assignment of the Lease as between the Assignor and the Assignee, or any other agreements between them, except only for the bare assignment of the Lease pursuant hereto.

9. The parties hereto acknowledge and confirm that the Lease is in full force and effect, and that this Assignment shall not be effective until the execution and delivery hereof by all parties hereto and the granting of all necessary permits, licences, exemptions and approvals under applicable law by all courts and governmental authorities having jurisdiction.

10. Subject to the provisions of Section 6 above, upon the execution and delivery of this Assignment by all parties hereto and the Assignee entering into possession of the Premises pursuant hereto, the Assignor shall be released from all further and other obligations to the Landlord under the Lease from and after the Effective date.

11 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date delivered if delivered by hand or on the date sent it sent by fax or on the 5th business day after the date of mailing if mailed by ordinary mail, postage prepaid, addressed to the party to whom such communication is intended to be given as follows: In die case of the

Landlord:

Location3 Limited

c/o Colliers Macaulay Nicolls (Ontario) Inc.

Suite 2200

One Queen Street East

Toronto, Ontario

M5C2Z2

Fax: 416-777-2277

Attention: Property Management

In the case of the Assignor:

Bridgepoint International (Canada) Inc.

Suite 300

1155 University Street

Montreal, Quebec

M3B3A7

Fax: 514-878-1295

Attention; Chief Financial Officer

In the case of the Assignee:

Cognicase Inc.

9* HOOT

111 Duke Street

Montreal, Quebec

H3C2M1

Fax: 514-228-8955

Attention: Corporate Secretary

and any party may change its address for the purposes of this section by notice given to the other parties in accordance with the provisions of this section.

12 This Assignment and everything herein contained shall enure to the benefit of and Be binding upon the parties hereto and their legal personal representations, successors and assigns, respectively.

IN WITNESS WHEREOF the parties hereto have executed this Assignment.

BRIDGEPOINT INTERNATIONAL (CANADA) INC.

Per:
Name:	Lu Chatillon
Position:	Secretary

Per:
Name:
Position:

I/We have authority to bind the Corporation

COGNICASE INC.

Name:
Position:

Per:
Name-
Position -

I/We have authority to bind the Corporation

LOCATION[3] LIMITED

Name -	Robert E. Rye
Position -	Secretary

I/We have authority to bind the Corporation

SCHEDULE “A”

DESCRIPTION OF LANDS

55 York Street, Toronto

All that certain parcel of land situate, lying and being in the City of Toronto and Province of Ontario and being composed of parts of Lot numbers three (3) and four (4) and five (5) on the east side of York Street as shown on a plan now filed in the Registry Division of the Toronto Land Registry Office as Plan No. 52, and part of the street fifty feet (50’) in width, lying on the south of the said Lot five (5) as shown on the said plan, which may be more particularly described as follows:

COMMENCING at a point in the easterly limit of York Street where it is intersected by the northerly limit of Piper Street as established by By-law No. 3925 of the City of Toronto;

THENCE NORTHERLY along the easterly limit of York Street eighty-one feet three inches (81 ‘3”) more or less, to the production westerly of the southerly face of the southerly wall of the brick building standing in December, 1929, upon the westerly part of the said Lot three (3) said point being distant one foot three and one-half inches (1’3- 1/2”) more or less, measured northerly from the southerly limit of the said lot three (3);

THENCE EASTERLY along the said southerly face of wall to and along the southerly face of the southerly wall of the easterly part of the said building and continuing thence easterly along the southerly face of the brick buildings immediately adjoining the said brick building on the east one hundred and twenty-six feet one inch (126’ 1”) more or less, to the northerly production of the westerly face of the westerly wall of the old three storey brick building standing in February, 1928, upon the rear part of the said lots four (4) and five (5);

THENCE SOUTHERLY along the said production and the westerly race of the last mentioned wall and its production southerly eighty-three feet six inches (83’6”) more or less, to the said northerly limit of Piper Street;

THENCE WESTERLY along the said northerly limit of Piper Street one hundred and twenty-six feet four and three-quarter inches (126’4- 3/4n) more or less to the point of commencement.

The east side of York Street is confirmed by Plan BA-681 under the Boundaries Act registered on September 17, 1975 in the Registry Division of the Toronto Land Registry Office as Instrument Number CT140854.

ASSIGNMENT

THIS AGREEMENT made as of and effective from the 10th day of September, 2004.

BETWEEN:

CGI INFORMATION SYSTEMS AND MANAGEMENT
CONSULTANTS INC. (the “Assignor”)

OF THE FIRST PART,

-and-

LOYALTY MANAGEMENT GROUP CANADA INC.
(the “Assignee”)

OF THE SECOND PART,

-and-

LOCATIONS[3] LIMITED
(the “Landlord”)

OF THE THIRD PART.

WHEREAS the Landlord entered into a lease with 3407276 Canada Inc., operating as Bridgepoint Enterprises, as tenant, (“Enterprises”) for office premises comprised of approximately Four Thousand One Hundred and Twenty One (4,121) square feet of rentable area on the third (3 rd) floor of the building located municipally at 55 York Street, Toronto, Ontario, (the “Building”), (the “Original Premises”) dated July 20, 1999 (the “Original Lease”), having a lease term often (10) years, (the “Term”) commencing on November 1, 1999 and expiring on October 31, 2009;

AND WHEREAS by Certificate of Amendment dated September 15, 1999, the name of Enterprises was changed to Bridgepoint International (Canada) Inc. (“Bridgepoint”);

AND WHEREAS the Original Lease was amended by a lease amending agreement dated October 1, 2000, (the “Lease Amending Agreement”), whereby Landlord agreed to lease to Bridgepoint office premises on the fifth (5th) floor of the Building, having a rentable area of approximately Eight Thousand and Sixty Two (8,062) square feet, hereinafter called (“Premises A”), office premises located on the third (3rd) floor of the Building, having a rentable area of approximately Three Thousand Nine Hundred and Forty One (3,941) square feet, hereinafter called (“Premises B”), and storage premises located in the basement of the Building having a rentable area of approximately One Hundred and Four (104) square feet, hereinafter called (“Premises C”), the area of each of Premises A, Premises B, Premises C, and the Original Premises, hereinafter collectively called (the “Leased Premises”);

AND WHEREAS by an agreement dated January 15, 2002 made between Bridgepoint, Cognicase Inc. (hereinafter called (“Cognicase”), and the Landlord, the Original Lease was assigned by Bridgepoint to Cognicase (such Original Lease, Lease Amending Agreement, and the foregoing assignment hereinafter collectively called the “Lease”);

AND WHEREAS on March 1, 2003 CGI Information System and Management Consultants Inc. amalgamated, inter alia, with Cognicase to continue as CGI Information Systems and Management Consultants Inc.;

AND WHEREAS the Assignor and the Assignee are desirous of entering into this agreement to assign the Lease to the Assignee;

AND WHEREAS the Lease contains a covenant on the part of the Tenant not to assign the Lease or sublet the Leased Premises without the Landlord’s consent;

AND WHEREAS the Assignor has agreed to assign the Lease to the Assignee subject to obtaining the Landlord’s consent to such assignment;

AND WHEREAS the Assignor has applied to the Landlord for the Landlord’s consent to assign the Lease to the Assignee, subject to and upon the terms and conditions herein set out;

The Landlord has agreed to grant its consent to the within assignment as of the 15th day of September, 2004 (the “Effective Date”), subject to the terms and conditions herein set out.

ARTICLE 1

CONSIDERATION

1.1 The consideration for this Agreement are the mutual covenants and agreements and the sum of One Dollar ($1.00) that has been paid by each of the parties to each of the others, the receipt and sufficiency of which are acknowledged.

ARTICLE 2

RECITALS

2.1 The parties hereto hereby acknowledge, confirm and agree that the foregoing recitals are true in substance and fact.

ARTICLE 3

ASSIGNMENT

3.1 The Assignor hereby transfers, sets over and assigns unto the Assignee as of and from the Effective Date, the Leased Premises, and all privileges and appurtenances thereto belonging, together with the unexpired residue of the Term, and the Lease and all benefits and advantages to be derived therefrom.

TO HAVE AND TO HOLD the same unto the Assignee, subject to the payment of the Rent as may hereafter become due and payable under the terms of the Lease and the observance and performance of the covenants and conditions of the Tenant contained in the Lease.

For the purpose of this Agreement, “Rent” includes Minimum Rent and Additional Rent.

ARTICLE 4

ASSIGNOR’S COVENANTS

4.1 The Assignor covenants and agrees with the Assignee that:

(a)	Despite any act of the Assignor, the Lease is a good, valid and subsisting Lease and the Rent due and payable has been duly paid up to the Effective Date and the covenants and conditions therein contain have been duly observed and performed by the Assignor up to the Effective Date.

(b)	Subject to the consent of the Landlord as required pursuant to the Lease, the Assignor has good right, full power and absolute authority to assign the Leased Premises and the Lease in the manner aforesaid, according to the true intent and meaning of this Agreement, free and clear of all liens, mortgages, charges and encumbrances of any kind whatsoever.

(c)	Subject to the payment of Rent and to the observance and performance of the terms, covenants and conditions contained in the Lease on the part of the Tenant therein to be observed and performed, the Assignee may enter into and upon and hold and enjoy the Leased Premises for the residue of the Term granted by the Lease for its own use and benefit without any interruption by the Assignor or by any Person whomsoever claiming through or under the Assignor.

(d)	The Assignor will from time to time hereafter, at the request and cost of the Assignee, promptly execute such further assurances in respect of the Lease or this (A Agreement or the Leased Premises as the Assignee reasonably requires.

ARTICLE 5

ASSIGNEE’S COVENANTS

5.1 The Assignee covenants with the Assignor that:

(a)	It will at all times from the Effective Date and throughout the balance of the Term of the Lease pay the Rent and observe and perform the terms, covenants and conditions contained in the Lease respectively reserved and contained on the part of the Tenant therein to be observed and performed, including, without limitation, the provisions of the Lease relating to the permitted use of the Leased Premises.

(b)	It will indemnify and save harmless the Assignor from all actions, suits, costs, claims, losses, charges, demands and expenses for and in respect of any such nonpayment, non-observance or non-performance. This indemnity shall survive the termination of the Lease.

5.2 The Assignee hereby covenants and agrees with the Landlord that:

(a)	It will at all times from the Effective Date and throughout the balance of the Term of the Lease pay the Rent reserved by the Lease and all other payments covenanted to be paid by the Tenant therein and at the times and in the manner provided for in the Lease, and will observe and perform all of the terms, covenants and conditions contained in the Lease on the part of the Tenant therein to be observed and performed as and when the same are required to be observed and performed as provided by the Lease, including, without limitation, the provisions of the Lease relating to the permitted use of the Leased Premises.

(b)	It will indemnify and save harmless the Landlord from all actions, suits, costs, claims, losses, charges, demands and expenses for and in respect of any such nonpayment or non-observance or non-performance. This indemnity shall survive the termination of the Lease.

5.3. The Assignee covenants and agrees with the Assignor and the Landlord that it will from time to time hereafter, at the request of either the Assignor or the Landlord and at the cost of the requesting party, promptly execute such further assurances in respect of the Lease or this Agreement or the Leased Premises as the Assignor or the Landlord, as the case may be, reasonably requires.

5.4 The Assignee acknowledges that it has received a copy of the executed Lease and is familiar with the terms, covenants and conditions contained therein.

ARTICLE 6

LANDLORD’S CONSENT

6.1 The Landlord consents to this assignment of the Lease from the Assignor to the Assignee as of and from the Effective Date upon and subject to the following terms and conditions, that:

(a)	This consent does not in any way derogate from the rights of the Landlord under the Lease nor operate to release the Assignor from its obligation to pay all of the rent from time to time becoming due under the Lease and from the non-observance or non-performance of all of the terms, covenants and conditions in the Lease on the part of the Tenant therein to be observed and performed (and the Landlord’s rights and remedies arising as a result of any such non-observance or non-performance) and notwithstanding the within assignment (or any disclaimer of the within assignment), the Assignor shall remain liable during the balance of the Term of the Lease for the observance and performance of all of the terms, covenants and conditions contained in the Lease. Notwithstanding anything to the contrary contained herein and for greater clarity, the Landlord acknowledges and agrees that the Assignor’s obligations and liability under the Lease shall expire on October 31,2009 and the Landlord shall look solely to the Assignee thereafter.

(b)	The Landlord covenants and agrees that notwithstanding any and all rights and remedies to which it may be entitled at law, in equity or as Landlord under the Lease upon default of the Assignee under the Lease beyond any cure period, the Landlord shall give notice to the Assignor and the Assignor shall have the right to apply for relief from forfeiture and to obtain any reassignment of the Lease provided it cures any such default of the Assignee. Notwithstanding anything to the contrary contained herein and for greater clarity, the Landlord acknowledges and agrees that the Assignor’s obligations and liability under the Lease following such reassignment shall expire on October 31, 2009 and the Landlord shall look solely to the Assignee thereafter. In the event the Assignor applies for relief from forfeiture and obtains a reassignment of the Lease as set out herein, the Landlord agrees that the Assignor shall not be obliged to occupy the Leased Premises or to operate a business therefrom, that the Leased Premises may be left vacant and these shall not constitute a default under the Lease notwithstanding the terms of the Lease and the Lease shall be deemed to have been amended accordingly.

(c)	This consent does not constitute a waiver of the necessity for consent to any further Transfer of the Lease (which for the purpose of this Agreement means any assignment, subletting, mortgaging or encumbering of the Lease or parting with or sharing possession of all or any part of the Leased Premises) which must be completed in accordance with the terms of the Lease. If the Assignee proposes to effect a further Transfer of the Lease, the terms of the Lease as amended hereby, with respect to a Transfer shall apply to any such further Transfer.

(d)	This assignment of the Lease is deemed not to have been delivered to the Assignee by the Assignor until the consent of the Landlord has been evidenced by the execution and delivery of this Agreement by the Landlord to both the Assignor and the Assignee.

(e)	As consideration for the deletion from the Lease of Section 19 and Section 20(b) and the extension by five (5) years of the term of the Lease to October 31, 2014, the Assignor shall pay the aggregate sum of $88,682.00 (being $5.50 per square foot of the Rentable Area of the Premises) to the Landlord upon the execution and delivery of this Agreement by all parties hereto.

(f)	The Landlord shall have no responsibility or liability for the payment of any real estate leasing fees or commissions in connection with this assignment and the extension of the term of the Lease by five (5) years pursuant thereto in excess of the said sum of $88,682.00 referred to in paragraph (e) above.

(g)	On or before the execution and delivery of this Assignment of the Lease by all parties hereto, the Assignor shall pay to the Landlord the sum of $31,632.12 being the outstanding adjustment of Additional Rent in respect of the Premises for 2003 payable to the Landlord pursuant to the Lease.

6.2 The Landlord represents and warrants to the Assignee that the Lease is in good standing including the payment of all Rent and the performance of all covenants by the Assignor as tenant thereunder.

6.3 The Landlord covenants and agrees that, until October 31, 2009 all notices sent to the Assignee shall be simultaneously sent to the Assignor.

6.4 The Landlord acknowledges and agrees that throughout the Term, the Assignee shall have the right to possess the Purchased Assets set out in Appendix A to Schedule A and defined therein, on the terms and conditions set out in the Lease.

ARTICLE 7

AMENDMENTS TO LEASE

The parties acknowledge and agree that the Lease is hereby amended as follows:

(a)	Subject to Section 6.1, the original term of the Lease which was to expire October 31, 2009 shall be extended and shall now expire October 31, 2014.

(b)	Schedule D of the Lease shall be amended by the addition of the following subsection “(e) the sum of $306,356.00 per annum, payable in advance and without notice in monthly installments of $25,529.67 on November 1, 2009 and on the first day of each calendar month thereafter to and including the 1st day of October, 2011 and the sum of $322,480.00 per annum, payable in advance and without notice in monthly installments of $26,873.33 on November 1, 2011 and on the first day of each calendar month thereafter to and including the first day of October, 2014”.

(c)	Section 10 of the Lease is amended by the addition of new subsections (f) and (g) which shall read as follows:

“(f) Notwithstanding the other provisions of this Section 10, the Tenant shall be entitled to assign this Lease, sublet the Premises or part with possession of the Premises in whole or in part, or encumber this Lease and the Premises, without the consent of the Landlord, to a parent, subsidiary or affiliate (as defined in the Business Corporations Act, (Ontario)) of the Tenant (or to a partnership of which the Tenant is a general partner) or a corporation formed as a result of a merger or amalgamation of the Tenant or any such parent, subsidiary or affiliate, provided that prior written notice thereof is given to the Landlord, and notwithstanding any such assignment, subletting, parting with possession or encumbrance, the Tenant shall not be released and shall remain fully liable for the observance and performance of all of the terms, covenants and conditions of this Lease. As well, the Tenant shall be entitled to encumber its leasehold improvements, trade fixtures, fixtures and/or furniture and equipment (the “Assets”) to secure any debt to a financial institution without the consent of the Landlord provided an agreement, reasonably satisfactory to the Landlord is entered into with such financial institution and the Tenant providing, inter alia, for the waiver of the Landlord’s distress right and the enforcement of such financial institutions security on the Assets.

(g) The Landlord covenants and agrees that its right to cancel the Lease contained in Section 10(b) shall not be applicable where the request by the Tenant for consent to assignment or subletting is in relation to the sale of its business (assets or shares) to the assignee or subtenant.”

(d)	Section 12(b) of the Lease shall be amended by deleting the second sentence of the first paragraph thereof;

(e)	Section 19 of the Lease shall be deleted;

(f)	Section 20(b) of the Lease shall be deleted;

(g)	Section 23(a) of the Lease shall be amended by the addition of the following sentence:

“The Tenant shall not be deemed to have subordinated this Lease, nor shall it be required to subordinate this Lease unless the Landlord obtains an agreement from any mortgagee of the Building agreeing to leave the Tenant in undisturbed possession of the Leased Premises (provided the Tenant is not in default) should the Landlord default under such mortgage.”

(h)	Section 23(b) of the Lease shall be amended by deleting the words “use its best efforts to” in the 3rd and 8th lines of this Section 23(b);

(i)

Section 25 of the Lease shall be amended by adding the words “or the Tenant” after the word “Landlord” in the 2nd and 13th lines of such section and adding the words “or the Landlord” after the word “Tenant” in the 3rd last line of such Sections and adding at the end of such Section the additional words “provided that in no event shall the Tenant be released of the obligation to pay rent as and when it is due and payable pursuant to the provisions of the Lease”;

(j)	Section 7.00 of the Lease contained in Section D shall be deleted and replaced with the following:

“7.00 Option to Extend

So long as:

(a) the Lease has not been previously terminated pursuant to its terms; and

(b) the Tenant is not then in material default under any of its covenants, obligations and agreements under the Lease; and

(c) the Tenant gives to the Landlord written notice of its intention to renew the Lease not more that nine (9) months and not less than six (6) months prior to the expiry date of the “original Term; and

(d) the Tenant, Loyalty Management Group Canada Inc., or an assignee or subtenant described in Section 10(f), is in possession of, and is carrying on business in the whole of, the Premises, and has not otherwise (pursuant to Section 10(f)) sublet all or part of the Premises or assigned the Lease to another person or entity, the Tenant shall have the right to extend the Lease for two (2) further periods of five (5) years (the “Extended Term(s)”) upon the same terms and conditions as are contained in the Lease, except that there shall be no further right of renewal after the expiration of the second Extended Term and except that the Minimum Rent payable during each Extended Term shall be mutually agreeable between the parties. The Minimum Rent payable during each Extended Term will be based upon the then prevailing rental rate for similar space in a similar area with no accounting for the improvements made therein. If the parties are unable to agree upon the Minimum Rent by not later than forty five (45) days prior to the date on which an Extended Term is to begin, the Minimum Rent shall be the Fair Market Rent determined in accordance with Section 8.00 in Schedule D to the Lease.”

7.2 The Landlord acknowledges that the Assignee proposes to carry out substantial renovations, installations and leasehold improvements in the Premises. The Assignee acknowledges and agrees that all such renovations, installations and leasehold improvements shall be carried out subject to all applicable provisions of the Lease including but not limited to all of the Landlord’s rights of approval and of supervision of the performance of the work, and without limiting the generality of the foregoing, the Landlord shall be entitled to: (i) review and approve all plans, specifications, designs and working drawings; (ii) receive copies of permits; (iii) impose reasonable rules for the delivery of materials, abatement of noise and disposal of refuse in order to minimize any disruption of other tenants and ensure Building cleanliness; (iv) supervise all activity in the Building; (v) recommend and approve trades and sub-trades; and (vi) ensure that all work and materials comply with all applicable building codes and standards. In addition to all other charges recoverable by the Landlord from the Assignee pursuant to the

Lease, the Assignee shall pay to the Landlord as a supervision and administration charge an amount equal to five percent (5%) of all construction and installation costs incurred by the Assignee (excluding consulting fees and the acquisition cost of operating machinery and equipment installed by or for the Assignee) up to a maximum charge of $10,000.00, which charge shall be paid by the Assignee to the Landlord forthwith on demand.

ARTICLE 8

CONDITIONS

8.1 Assignee’s Conditions

This Agreement is conditional following execution of this Agreement by all parties hereto until September 14, 2004 on the following:

(a)	confirmation by Assignee that Landlord will approve proposed design modifications to the Leased Premises to accommodate Tenant’s use and occupancy of the Leased Premises;

(b)	for Assignee to obtain approval from its executive committee to the terms and condition of this Agreement;

(c)	the Assignor delivering to the Assignee:

(i)	the general conveyance of its trade fixtures, equipment and leasehold improvements in the Leased Premises in the form attached as Schedule A; and

(ii)	the rental subsidy agreement in the form attached as Schedule B.

The above conditions are for the sole benefit of Assignee and may only be waived by Assignee. In absence of notice to the contrary, provided by Assignee to Assignor and given prior to the expiration of the above-noted time period, these conditions shall be deemed to not have been satisfied or waived by Assignee and this Agreement shall be null and void.

8.2 Assignor’s Condition

This Agreement is conditional following execution of this Agreement by all parties until September 14, 2004 on the following:

(a)	Assignor obtaining approval from its executive committee to the terms and conditions of this Agreement.

The above condition is for the sole benefit of Assignor and may only be waived by Assignor. In absence of notice to the contrary, provided by Assignor to Assignee and given prior to the expiration of the above-noted time period, this condition shall be deemed to not have been satisfied or waived by Assignor and this Agreement shall be null and void.

ARTICLE 9

CONFIRMATION

9.1 The parties hereto do in all other respects hereby confirm that the Lease is in full force and effect, unchanged and unmodified except in accordance with this Agreement. It is understood and agreed that all terms and expressions when used in this Agreement have the same meaning as they have in the Lease.

9.2 Notwithstanding anything to the contrary contained herein, the parties agree that for the period from the Effective Date and throughout the Term up to October 31, 2009, this Agreement and the Lease cannot be amended, all proposed amendments thereto shall have no force and effect, and no party shall be bound by any proposed amendments, unless in each case such amendments are agreed to in writing by each of the Landlord, the Assignor and the Assignee.

ARTICLE 10

BINDING EFFECT

10.1 This Agreement shall enure to the benefit of the Landlord and its successors and assigns, and shall be binding upon each of the other parties hereto, and each of their permitted successors and permitted assigns, respectively.

ARTICLE 11

EXECUTION

11.1 This Agreement may be executed in any number of counterparts, each of which shall be determined to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or facsimile form and the parties adopt any signatures received by facsimile as original signatures of the party; provided however, that any party providing it signature in such manner shall promptly forward to the others an original of the signed copy of this Agreement which was so provided by facsimile.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written, by affixing their respective corporate seals under the hands of their proper signing officers duly authorized in that behalf or by setting their respective hands and seals in their personal capacity, as the case may be.

ASSIGNOR:
CGI INFORMATION SYSTEMS AND MANAGWPNT CONSULTANTS INC.

Per:	ILLEGIBLE
Name:	Michel Garneau
Title:	Vice President, Administrative Services

I have authority to bind the Corporation.

ASSIGNEE:
LOYALTY MANAGEMENT GROUP CANADA INC.

Per:	ILLEGIBLE
Name:	Lori Russell
Title-	Senior Vice President, Chief Financial Officer

I have authority to bind the Corporation.

LANDLORD: LOCATIONS[3] LIMIT!

ILLEGIBLE
Name:	Denise Steward
Title:	A.S.O.

I have authority to bind the Corporation.

SCHEDULE A

THIS GENERAL CONVEYANCE is made this 10th day of September, 2004.

BETWEEN:

CGI INFORMATION SYSTEMS AND MANAGEMENT
CONSULTANTS INC.
(the “Vendor”)

- and-

LOYALTY MANAGEMENT GROUP CANADA INC.
(the “Purchaser”)

WHEREAS the parties hereto are parties to an assignment agreement dated as of the 10th day of September, 2004 (the “Assignment Agreement”) whereby the Vendor agreed to assign to the Purchaser the Lease upon the terms and conditions therein set forth therein;

AND WHEREAS the parties have agreed as well that the Vendor would convey to the Purchaser all of its right, title and interest in and to certain assets located in the premises comprised in the Lease as detailed on Appendix A hereto (the “Purchased Assets”);

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the closing of the aforementioned transaction of purchase and sale and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:

1.	The Vendor hereby transfers, sells, assigns, grants and conveys to the Purchaser all of the Vendor’s right, title and interest in and to the Purchased Assets on “as is, where is” basis, free and clear of any and all mortgages, charges, pledges, liens, security interests, claims, demands or other encumbrances of any kind whatsoever.

2.	The Vendor makes no claim as to the condition or fitness for operation of any of the Purchased Assets and shall bear no responsibility for repairing and/or replacing same from and after the date of this conveyance agreement. The Purchaser covenants that it has inspected the Purchased Assets and agrees to take same on the “as is, where is” basis set out above.

3.	The Vendor covenants and agrees that from time to time after the Effective Date (as defined in the Assignment Agreement) it shall, at the request and expense of the Purchaser, execute and deliver or cause to be executed and delivered to the Purchaser such additional conveyances, transfers and other assurances as, in the reasonable opinion of the solicitor of the Purchaser, may be required to effectually carry out the intent of this Agreement and the transfer of the Vendor’s right, title and interest in and to the Purchased Assets.

4.	The Vendor hereby declares that as to any of the Purchased Assets intended to be transferred, assigned, bargained, sold and set over to the Purchaser hereby or any right, title or interest in the Purchased Assets which may not have passed to the Purchaser by virtue of these presents or any transfers which may from time to time be executed and delivered in pursuance of the covenants aforesaid, the Vendor holds same in trust for the Purchaser to assign and transfer same as the Purchaser may from time to time direct.

5.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.	This Agreement may be executed in any number of counterparts, each of which shall be determined to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or facsimile form and the parties adopt any signatures received by facsimile as original signatures of the party; provided however, that any party providing it signature in such manner shall promptly forward to the others an original of the signed copy of this Agreement which was so provided by facsimile.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date and time set forth above.

VENDOR:
CGI INFORMATION SYSTEMS AND MANAGEMENT CONSULTANTS INC.

Per:
Name:	Michel Garneau
Title:	Vice President, Administrative Services

I have authority to bind the Corporation.

PURCHASER:
LOYALTY MANAGEMENT GROUP CANADA INC.

Per:	Lori Russell
Name:	Lori Russell
Title:	Senior Vice President, Chief Financial Officer

I have authority to bind the Corporation.

APPENDIX A TO

GENERAL CONVEYANCE

PURCHASED ASSETS

Raise Floor Area:	Approximately 10,500 sq. ft., 1 foot high, 2’ x 2’ tiles. Under floor cable trays and AC distribution.

Security Systems:	In premises there is a Chubb AC Technical System with C-Cure software and video recorders. Building and elevators are also on a card reader access system. Man trap access through 3rd floor.

Fire Suppression System:	Viking-double interlock dry pipe pre-action system on 3rd and 5th floors.

Water Detection System:	Under all AC units

Smoke Detection System:	Thermoflex MK2 in all areas.

Note: Ceiling only, not under floor

Air Conditioning Systems:	12 glycol AC units are installed on the floor to support the data centre. There are 10 x 12 Ton and 2 x 20 Ton Airflow FFX series with a capacity of 19 KW (4x Blanchard Ness 4.5 KW). These are maintained by NorTech mechanical. The glycol pump is located on the 5th floor and 4 Blanchard Ness condensers are located on the rooftop (120 ton capacity).

Diesel Generator:	One 800 KVA Catapiller 3412 C generator (1999) is located on the roof of the building.

Fuel:	5,000 litre tanks are located in the basement storage area with an additional 1,325 litre tank on the roof tank.

UPS:	There are two (2) automatic transfer switches (2 ASCO 7000S). There are two (2) manual and static by pass. Batteries consist of two (2) redundant strings of 4 x 40 KVA Silicon DP 300E that are sealed, non-spillable and maintenance and lead free. The voltage is 115/200 3ph; 120/208 3ph; 127/220 3ph. In addition there is a 16 KVA UPS.

Floor	Unit Type	‘ Make*’”*	,V!ft Model’ “*	Serial Number	Size	Manufactured

Third	UPS	APC	—	?	16KVA
—	UPS	APC	SL40KGB2	EE0039001 236	40 KVA	Nov-00
—	UPS	APC	SL40KGB2	EE0040001 818	40KVA	Nov-00
—	Bypass Cabinet	APC	4X40R-4/2	0109-0101	—	—
—	Air Conditioner -3.1	Airflow	AFX218G6	P16PD074	12 Ton	Jan-01 Not operational
—	Air Conditioner -3.2	Airflow	AFX218G6	P16PD078	12 Ton	Jan-01
—	Air Conditioner -3.3	Airflow	AFX218G6	—	12 Ton	Jan-01
—	Air Conditioner -3.4	Airflow	AFX218G6	P16PD076	12 Ton	Jan-01
—	Air Conditioner -3.5	Airflow	AFX218G6	P16PD072	12 Ton	Jan-01
—	Air Conditioner -3.6	Airflow	AFX218G6	P16PD079	12 Ton	Jan-01
—	Emergency Splitter	—	—	—	—	From roof
	2 x switchboard and 2x switch gear units		CUTLER HAMMER
	Auto transfer switch		DISC A		600V / 3PH
—	Auto transfer switch		DISC B		600V /3PH
—	Transfer switch			PPDU0301 A	—
—	Transfer switch			PPDU0301 B
—	DC Power supply
	IBM PC					Security Software CCURE
—	PS303		electrical panel		225A
—	PS302		electrical panel		225A
—	PS301		electrical panel		225A
	Transformers				225KVA
	Transformers				75KVA
	2 CSU/DSU Tl nest	AT&T

Fifth	UPS	APC	SL40KG	EE004800 2026	. 40 KVA	Nov-00
	UPS	APC	SL40KG	EE480020 64	40 KVA	Nov-00
	Bypass Cabinet	APC	4X40R-4/2	0106-0103
	Air Conditioner-5.1	Airflow	AFX218G6	P16PD075	12 Ton	Jan-01
	Air Conditioner-5.2	Airflow	AFX218G6	P16PD073	12 Ton	Jan-01
	Air Conditioner-5.3	Airflow	AFX214G6	P16PF082	12 Ton	Jan-01 Not Serviceable
	Air Conditioner-5.4	Airflow	CCT 20W6-ECWS	P16D003	“ 20 Ton	Dec-00
	Air Conditioner-5.5	Airflow	AFX214G6	P16PF080	12 Ton	Jan-01

Air Conditioner-
5.6	Airflow	CCT 20W6- ECWS	P16PD004	20 Ton	Dec-00
Transformer		TV-0502		225 KVA
Transformer		TV-0501		75KVA 2 pump
Glycol sub				1 reservoir
system		PPDU-0501A
Switch gear		PPDU0501b
transformer				225 KVA
transformer				225 KVA

SCHEDULE B

THIS AGREEMENT made as of and effective from the 10th day of September, 2004.

BETWEEN:

CGI INFORMATION SYSTEMS AND MANAGEMENT
CONSULTANTS INC.
(the “Assignor”)

OF THE FIRST PART,

-and-
LOYALTY MANAGEMENT GROUP CANADA INC.
(the “Assignee”)

OF THE SECOND PART,

WHEREAS the Landlord entered into a lease with 3407276 Canada Inc., operating as Bridgepoint Enterprises, as tenant, (“Enterprises”) for office premises comprised of approximately Four Thousand One Hundred and Twenty One (4,121) square feet of rentable area on the third (3 rd) floor of the building located municipally at 55 York Street, Toronto, Ontario, (the “Building”), (the “Original Premises”) dated July 20, 1999 (the “Original Lease”), having a lease term often (10) years, (the “Term”) commencing on November 1, 1999 and expiring on October 31,2009;

AND WHEREAS by Certificate of Amendment dated September 15, 1999, the name of Enterprises was changed to Bridgepoint International (Canada) Inc. (“Bridgepoint”);

AND WHEREAS the Original Lease was amended by a lease amending agreement dated October 1, 2000, (the “Lease Amending Agreement”), whereby Landlord agreed to lease to Bridgepoint office premises on the fifth (5th) floor of the Building, having a rentable area of approximately Eight Thousand and Sixty Two (8,062) square feet, hereinafter called (“Premises A”), office premises located on the third (3rd) floor of the Building, having a rentable area of approximately Three Thousand Nine Hundred and Forty One (3,941) square feet, hereinafter called (“Premises B”), and storage premises located in the basement of the Building having a rentable area of approximately One Hundred and Four (104) square feet, hereinafter called (“Premises C”), the area of each of Premises A, Premises B, Premises C, and the Original Premises, hereinafter collectively called (the “Leased Premises”);

AND WHEREAS by an agreement dated January 15, 2002 made between Bridgepoint, Cognicase Inc. (hereinafter called (“Cognicase”), and the Landlord, the Original Lease was assigned by Bridgepoint to Cognicase (such Original Lease, Lease Amending Agreement, and the foregoing assignment hereinafter collectively called the “Lease”);

AND WHEREAS on March 1, 2003 CGI Information Systems and Management Consultants Inc. amalgamated, inter alia, with Cognicase to continue as CGI Information Systems and Management Consultants Inc.;

AND WHEREAS the Assignor has agreed to assign the Lease to the Assignee pursuant to assignment agreement dated September 10,2004;

AND WHEREAS it is understood and agreed that Assignee shall pay to Landlord all Rent reserved in the Lease from and after the Effective Date throughout the balance of the Term, at the times and in the manner provided for in the Lease, (the “Rent”). It is understood and agreed that the rents applicable for the Leased Premises (excluding all storage areas) are as follows:

Original Premises - 4,121 rentable square feet

Date	Rate	Annual Rent
November 1, 2003 to October 31, 2004	$15.00 per square foot per annum	$61,815.00
November 1, 2004 to October 31, 2009	$17.00 per square foot per annum	$70,057.00

Premises A - 8,062 rentable square feet

Date	Rate	Annual Rent
November 1,2003 to October 31,2004	$17.00 per square foot per annum	$137,054.00
November 1,2004 to October 31, 2009	$20.00 per square foot per annum	$161,240.00

Premises B - 3,941 rentable square feet

Date	Rate	Annual Rent
November 1, 2003 to October 31, 2004	$17.00 per square foot per annum	$66,997.00
November 1, 2004 to October 31, 2009	$20.00 per square foot per annum	$78,820.00

Rent Payable for Original Premises, Premises A and Premises B (16,124 square feet) (the “Total Premises”)

Date	Rate	Annual Rent
November 1, 2003 to October 31, 2004	$16.48 per square foot per annum	$265,866.00
November 1,2004 to October 31, 2009	$19.23 per square foot per annum	$310,117.00

AND WHEREAS the Assignor has, subject to the terms of this Agreement, agreed to subsidize the rent payable by the Assignee under the Lease as assigned to the Assignee by Assignment Agreement dated the 10th day of September, 2004, including a rent free fixturing period from September 15% 2004 to October 14, 2004.

NOW THEREFORE WITNESSETH and in consideration of the covenants contained herein in the sum of Two Dollars ($2.00) now paid by the Assignee to the Assignor, it is understood and agreed as follows:

1.	Provided that the Assignee is not in default under the Assignment Agreement or the Lease, Assignor shall reimburse Assignee from and after the Effective Date and throughout the balance of the Term, with payments in the amount provided for below:

(a)	All annual rent and Additional Rent for the Total Premises for the period September 15, 2004 to October 14, 2004;

(b)	For the Total Premises for the period

	Rate	Annual Rent
Period October 15, 2004 to October 31, 2004	$8.48 per square foot per annum	$136,731.52
November 1, 2004 to October 31,2009	$11.23 per square foot per annum	$181,072.52

(the “Rent Subsidy”). Assignor shall pay Assignee the Rent Subsidy by way of equal biannual installments of one-half (1/2) the Rent Subsidy, in arrears, payable, on the fifteenth (15th) day of March and the fifteenth (15th) day of September commencing on the Effective Date, and expiring on the last day of the Term. For clarity, the parties agree that the last day of the Term shall be the last day of the original Term, or October 31, 2009.

2.	Notices:

All notices or other documents required or which may be given under this Agreement shall be in writing, duly signed by the party giving such notice and transmitted by prepaid registered or certified mail, telegram or telefax or delivered, addressed as follows:

Assignor:	CGI Information Systems and Management Consultants Inc. 1130 Sherbrooke Street West, Fifth Floor Montreal, Quebec H3 A 2M8

	Attention:	Executive Vice President and Chief Financial Officer

	Fax:	(514) 841-3299

Assignee:	Loyalty Management Group Canada Inc. 4110 Yonge Street Suite 200 Toronto, Ontario M2P2B7 Attention: Senior Vice-President, Legal Services

	Fax:	(416) 733-2876

copy to:

Loyalty Management Group Canada Inc. c/o Avison Young Commercial Real Estate Ontario Inc. 150 York Street Suite 900 Toronto, Ontario M5H 3S5

	Attention:	Mr. Tim J.A. Hooton Mr. David A. Warren

	Fax:	(416)955-0724
	Tel:	(416)955-0000

Any notice or document so given shall be deemed to have been given at the time of personal delivery. If transmitted by telefax, any notice or document shall be deemed to have been received on the business day received if prior to 5:00 p.m. otherwise on the next business day. Any party may from time to time by notice given as provided above, change its address for the purpose of this paragraph.

3.	General:

(a)	Time shall be of the essence of this Agreement and each and every party thereof.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

(c)	This Agreement shall not be assigned by either Assignee or Assignor without the written consent of the other party, such consent may be unreasonably withheld.

(d)	This Agreement may be executed in any number of counterparts, each of which shall be determined to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or facsimile form and the parties adopt any signatures received by facsimile as original signatures of the party; provided however, that any party providing it signature in such manner shall promptly forward to the others an original of the signed copy of this Agreement which was so provided by facsimile.

ASSIGNEE:
LOYALTY MANAGEMENT GROUP CANADA INC,

Name:	Lori Russell
Title:	Senior Vice President, Chief Financial Officer

I have authority to bind the Corporation.

ASSIGNOR:
CGI INFORMATION SYSTEMS AND MANAGEMENT CONSULTANTS INC.

Name:	Michel Garneau
Title:	Vice President, Administrative Services

I have authority to bind the Corporation.

NON-DISTURBANCE, SUBORDINATION AND ATTORNMENT AGREEMENT

THIS AGREEMENT made as of the 10th day of September, 2004.

BETWEEN:

LOYALTY MANAGEMENT GROUP CANADA INC.

(herein called the “Tenant”)

OF THE FIRST PART –and–

ING BANK N.V.

(herein called the “Mortgagee”)

OF THE SECOND PART

WHEREAS by a charge registered in the Land Registry Office for the Registry Division of Toronto (herein called the “Registry Office”) on the 30th day of April, 1990, as Instrument No. CA087809 and in the Land Registry Office for the Land Titles Division of Metropolitan Toronto (herein called the “Land Titles Office”) on the 1st day of May, 1990, as Instrument No. C-645060 (herein called the “Mortgage”) the commercial office building known municipally as 55 York Street, Toronto, Ontario (which building is legally described in Schedule “A” annexed hereto and is herein referred to as the “Building”) was mortgaged by Location3 Limited (herein called the “Landlord”) to NMB Postbank Groep N.V. (herein called “NMB”), the Mortgage is collaterally secured by an assignment of leases and rents registered in the Registry Office on the 30th day of April, 1990, as Instrument No. CA087829 and in the Land Titles Office on the 1st day of May, 1990, as Instrument No. C-645061 made by the Landlord in favour of the NMB (herein called the “General Assignment”), and the Mortgage has been amended by an agreement between the Landlord and NMB notice of which was registered in the Registry Office on the 10th day of May, 1991, as Instrument No. CA137866 and in the Land Titles Office on the 10th day of May, 1991 as Instrument No. C-708088;

AND WHEREAS by an Alteration to Articles of Association which was registered in the Registry Office on the 8th day of April, 1993, as Instrument No.’ TB893838 and in the Land Titles Office on the 16th day of April, 1993, as Instrument No. C-830932 the name of NMB was changed to Internationale Nederlanden Bank N. V., and by an Alteration of Articles of Association which was registered in the Registry Office on the 16th day of September, 1998, as Instrument No. CA562077 and in the Land Titles Office on the 25th day of September, 1998, as Instrument No. E-200091 the name of Internationale Nederlanden Bank N.V. was changed to ING Bank N.V.;

AND WHEREAS by a lease dated as of the 20th day of July, 1999, (herein called the “Original Lease”) made between the Landlord and 3407276 Canada Inc., operating as Bridgepoint Enterprises, (herein called “Enterprises”) the Landlord leased to Enterprises office premises on the 3rd floor of the building having a rentable area of approximately 4,121 square feet (herein called the “Original Premises”) for a term of 10 years commencing on the 1st day of November, 1999, and expiring on the 31st day of October, 2009;

AND WHEREAS by Certificate of Amendment dated the 15th day of September, 1999, the name of Enterprises was changed to Bridgepoint International (Canada) Inc. (herein called “Bridgepoint”);

AND WHEREAS by a lease amending agreement dated as of the 1st day of October, 2000 (herein called the “Amending Agreement”) the Landlord leased to Bridgepoint office premises on the 5th floor of the Building having a rentable area Of approximately 8,062 square feet (herein called “Premises A”), office premises on the 3rd floor of the Building having a rentable area of approximately 3,941 square feet (herein called “Premises B”), and storage premises in the basement of the Building having a rentable area of approximately 104 square feet (herein called “Premises C”) (the Original Premises, Premises A, Premises B and Premises C are herein collectively called the “Premises”);

AND WHEREAS by an assignment dated as of the 15th day of January, 2002, (herein called the “First Assignment”) made between Bridgepoint, Cognicase Inc. and the Landlord, the Original Lease as amended by the Amending Agreement was assigned by Bridgepoint to Cognicase Inc.;

AND WHEREAS on the 1st day of March, 2003, CGI Information Systems and Management Consultants Inc. amalgamated with, inter alia, Cognicase Inc. and thereafter continued under the name CGI Information Systems and Management Consultants Inc. (herein called “CGI”);

AND WHEREAS by an assignment agreement dated as of the 10th day of September, 2004, (herein called the “Second Assignment”) made between CGI, the Tenant and the Landlord, the Original Lease as amended by the Amending Agreement was assigned by CGI to the Tenant and was amended (the Original Lease, the Amending Agreement, the First Assignment and the Second Assignment are herein collectively called the “Lease”);

AND WHEREAS the parties hereto have agreed for their mutual benefit to enter into this Non-Disturbance, Subordination and Attornment Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the premises, other good and valuable consideration, and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1. The Lease and all of the rights of the Tenant under the Lease including but not limited to the possession and occupancy of the Premises by the Tenant pursuant thereto are and shall hereafter remain in all respects subject and subordinate for all purposes to the Mortgage and all extensions, modifications, substitutions, replacements or consolidations thereof to the full extent of all indebtedness secured thereby whether now outstanding or advanced at any time hereafter.

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2. So long as the Tenant is not in material default of any of the terms, covenants and conditions contained in the Lease to be complied with, observed and performed by the Tenant beyond any period available to the Tenant under the Lease to cure any such default, the Tenant’s rights under the Lease will not be diminished or interfered with by the Mortgagee, the Lease will not be terminated by the Mortgagee and the Tenant will not be deprived by the Mortgagee of its rights thereunder, and the Tenant’s possession of the Premises will not be interrupted or disturbed by the Mortgagee during the term of the Lease or any renewals or extensions thereof provided for in the Lease.

3. If the Mortgagee assumes control of the Premises or becomes a mortgagee in possession of the Premises or by reason of foreclosure under the Mortgage or otherwise becomes the owner of the Building or otherwise succeeds to the interest of the Landlord under the Lease, or if the Building is sold upon the exercise of any power of sale or foreclosure or other enforcement proceedings under the Mortgage, then:

(a) The Lease shall continue in full force and effect as a direct lease between the Tenant and the Mortgagee or the purchaser of the Building, as the case may be, upon and subject to all of the terms, covenants and conditions contained in the Lease for the balance of the term and any extensions or renewals thereof that are effected through the exercise by the Tenant of any option therefor contained in the Lease, and the Tenant shall attorn to and recognize the Mortgagee or the purchaser of the Building, as applicable, as the landlord under the Lease, such attornment to be effective and self-operative without the execution of any further or other instruments forthwith upon the Tenant receiving notice from the Mortgagee that the Mortgagee or the purchaser of the Building, as the case may be, has succeeded to the interest of the Landlord under the Lease; and

(b) From and after the Mortgagee or a purchaser of the Building succeeding to the interest of the Landlord under the Lease and the Tenant attorning to the Mortgagee or purchaser, as applicable, the Tenant shall have the same rights and remedies against the Mortgagee or purchaser, as applicable, in respect of any breach of any covenant contained in the Lease that the Tenant might have had against the Landlord if the Mortgagee or purchaser, as applicable, had not succeeded to the interest of the Landlord, except that neither the Mortgagee nor any such purchaser shall be:

(i) liable for any act or omission of any prior landlord (including the Landlord);

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(ii) subject to any off-sets or defences which the Tenant might have against any prior landlord (including the Landlord);

(iii) bound by any rent, whether basic, additional or otherwise, which may have been prepaid by the Tenant other than as provided for in the Lease; or

(iv) bound by any amendment or modification of the Lease or by any waiver or forebearance on the part of any prior landlord (including the Landlord) made without the consent of the Mortgagee.

4. The Tenant acknowledges that pursuant to the General Assignment all payments of rent under the Lease are to continue to be made by the Tenant to the Landlord until written notice of default under the Mortgage is given to the Tenant and thereafter requiring payment of rent to the Mortgagee until otherwise instructed by the Mortgagee.

5. (a) This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, and each of the parties hereto shall attorn to the jurisdiction of the courts of Ontario for any proceedings in connection with the provisions of this Agreement.

(b) This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the matters set forth herein and replaces and supercedes all other agreements with respect thereto.

(c) This Agreement shall not be altered, amended, qualified or supplemented except by memorandum in writing signed by each of the parties hereto.

(d) The invalidity of any particular provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid provision was omitted.

(e) From time to time hereafter the parties hereto shall at the request and expense of the other execute and deliver such additional documents and other assurances and do and perform such acts and deeds as may be reasonably required to validly and effectually carry out the intent of this Agreement in all respects.

(f) No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressly stated, and any waiver to be binding shall be in writing and be executed by the party to be bound thereby or the solicitor acting on its behalf.

6. The Mortgagee acknowledges all of the recitals herein and confirms that it consents to all of the amendments to the Lease referenced therein.

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7. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day, month and year first above written.

LOYALTY MANAGEMENT GROUP CANADA INC.

Per:
Name:	Lori Russell
Position:	Senior Vice President, Chief Financial Officer

I have authority to bind the Corporation.

ING BANK N.V.
By its attorney

Peter H. Zappulla

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SCHEDULE “A

Description of Building

55 York Street

All that certain parcel of land situate, lying and being in the City of Toronto, in the Province of Ontario, and being composed of parts of Lot numbers three (3) and four (4) and five (5) on the east side of York Street as shown on a plan now filed in the Registry Division of the Toronto Land Registry Office as Plan No. 52, and part of the street fifty feet (50’) in width, lying on the south of the said Lot five (5) as shown on the said plan, which may be more particularly described as follows:

COMMENCING at a point in the easterly limit of York Street where it is intersected by the northerly limit of Piper Street as established by By-law No. 3925 of the City of Toronto;

THENCE NORTHERLY along the easterly limit of York Street eighty-one feet three inches (81 ‘3”) more or less, to the production westerly of the southerly face of the southerly wall of the brick building standing in December, 1929, upon the westerly part of the said Lot three (3) said point being distant one foot three and one-half inches (1 ‘3-1/2”) more or less, measured northerly from the southerly limit of the said lot three (3);

THENCE EASTERLY along the said southerly face of wall to and along the southerly face of the southerly wall of the easterly part of the said building and continuing thence easterly along the southerly face of the brick buildings immediately adjoining the said brick building on the east one hundred and twenty-six feet one inch (126*1”) more or less, to the northerly production of the westerly face of the westerly wall of the old three storey brick building standing in February, 1928, upon the rear part of the said lots four (4) and five (5);

THENCE SOUTHERLY along the said production and the westerly face of the last mentioned wall and its production southerly eighty-three feet six inches (83’6”) more or less, to the said northerly limit of Piper Street;

THENCE WESTERLY along the said northerly limit of Piper Street one hundred and twenty-six feet four and three-quarter inches (126 ‘4-3/4”) more or less to the point of commencement.

The east side of York Street is confirmed by Plan BA-681 under the Boundaries Act registered on September 17, 1975 in the Registry Division of the Toronto Land Registry Office as Instrument Number CT140854.

TOGETHER WITH A RIGHT-OF-WAY OVER:

All and singular that part of Town Lot 6 on the south side of Wellington Street West registered in the Registry Division of the Toronto Land Registry Office (No. 66) and that part of Piper Street as stopped up and closed by By-laws 21832 and 290-72 of the Corporation of the City of Toronto (see A-461867 and A-461868 respectively) designated as Part 3 on a plan of survey of record deposited in the Land Titles Division of the Toronto Land Registry Office (No. 66) as 66R-7740, being part of Parcel 1-1 in the Register for Section AD-24 in the said Land Registry Office.